Exhibit 99.2

Consolidated Balance Sheets

Citizens Republic Bancorp, Inc.

	December 31,
(in thousands, except share amounts)	2011	2010
Assets
Cash and due from banks	$153,418	$127,585
Money market investments	313,632	409,079
Investment securities:
Securities available for sale, at fair value	1,312,733	2,049,528
Securities held to maturity, at amortized cost (fair value of $1,487,550 and $469,421, respectively)	1,444,054	474,832

Total investment securities	2,756,787	2,524,360
FHLB and Federal Reserve stock	117,943	143,873
Portfolio loans:
Commercial and industrial	1,543,529	1,474,227
Commercial real estate	1,544,361	2,120,735

Total commercial	3,087,890	3,594,962
Residential mortgage	637,245	756,245
Direct consumer	933,314	1,045,530
Indirect consumer	871,086	819,865

Total portfolio loans	5,529,535	6,216,602
Less: Allowance for loan losses	(172,726)	(296,031)

Net portfolio loans	5,356,809	5,920,571
Loans held for sale	10,402	40,347
Premises and equipment	97,970	104,714
Goodwill	318,150	318,150
Other intangible assets	7,428	10,454
Bank owned life insurance	220,280	217,757
Other assets	110,030	148,755

Total assets	$9,462,849	$9,965,645

Liabilities
Noninterest-bearing deposits	$1,614,311	$1,325,383
Interest-bearing demand deposits	951,590	947,953
Savings deposits	2,627,665	2,600,750

Core deposits	5,193,566	4,874,086
Time deposits	2,201,375	2,852,748

Total deposits	7,394,941	7,726,834
Federal funds purchased and securities sold under agreements to repurchase	40,098	41,699
Other short-term borrowings	—	620
Other liabilities	154,088	152,072
Long-term debt	854,185	1,032,689

Total liabilities	8,443,312	8,953,914
Shareholders’ Equity
Preferred stock - no par value:
Authorized - 5,000,000 shares; Issued and outstanding - 300,000 at 12/31/11 and 12/31/10, redemption value of $300 million	285,114	278,300
Common stock - no par value:
Authorized - 105,000,000 shares at 12/31/11 and 12/31/10; Issued and outstanding - 40,049,198 at 12/31/11 and 39,635,306 at 12/31/10	1,434,803	1,431,829
Retained deficit	(694,560)	(678,242)
Accumulated other comprehensive (loss) income	(5,820)	(20,156)

Total shareholders’ equity	1,019,537	1,011,731

Total liabilities and shareholders’ equity	$9,462,849	$9,965,645

See notes to consolidated financial statements.

Consolidated Statements of Operations

Citizens Republic Bancorp, Inc.

(in thousands, except per share amounts)	2011	2010	2009
Interest Income
Interest and fees on loans	$312,746	$390,587	$449,067
Interest and dividends on investment securities:
Taxable	79,281	72,545	73,796
Tax-exempt	10,800	16,035	25,074
Dividends on FHLB and Federal Reserve stock	4,152	3,776	4,216
Money market investments	840	1,501	1,257

Total interest income	407,819	484,444	553,410

Interest Expense
Deposits	57,327	98,526	151,511
Short-term borrowings	79	80	193
Long-term debt	37,303	56,774	91,257

Total interest expense	94,709	155,380	242,961

Net Interest Income	313,110	329,064	310,449
Provision for loan losses	138,808	392,882	323,820

Net interest income (loss) after provision for loan losses	174,302	(63,818)	(13,371)

Noninterest Income
Service charges on deposit accounts	39,268	40,336	42,116
Trust fees	15,103	15,603	14,784
Mortgage and other loan income	9,620	10,486	12,393
Brokerage and investment fees	5,072	4,579	5,194
ATM network user fees	7,511	7,057	6,283
Bankcard fees	9,656	8,859	7,714
Net gains (losses) on loans held for sale	1,808	(20,617)	(20,086)
Net loss on debt extinguishment	—	—	(15,929)
Investment securities (losses) gains	(1,336)	13,896	5
Other income	8,555	14,460	10,659

Total noninterest income	95,257	94,659	63,133
Noninterest Expense
Salaries and employee benefits	123,514	126,384	135,389
Occupancy	26,059	26,963	26,723
Professional services	9,331	10,550	11,877
Equipment	12,136	12,482	11,714
Data processing services	16,131	18,734	17,692
Advertising and public relations	5,848	6,530	7,113
Postage and delivery	4,543	4,571	5,525
Other loan expenses	16,007	20,311	24,553
Losses on other real estate (ORE)	12,768	13,438	23,312
ORE expenses	4,322	4,970	4,389
Intangible asset amortization	3,027	3,923	7,036
Goodwill impairment	—	—	256,272
Other expense	49,464	58,231	53,544

Total noninterest expense	283,150	307,087	585,139

Loss from Continuing Operations before Income Taxes	(13,591)	(276,246)	(535,377)
Income tax (benefit) provision from continuing operations	(20,258)	12,858	(29,633)

Income (Loss) from Continuing Operations	6,667	(289,104)	(505,744)
Discontinued operations:
Loss from discontinued operations (net of income tax)	—	(3,821)	(8,469)

Net Income (Loss)	6,667	(292,925)	(514,213)
Dividend on redeemable preferred stock	(22,985)	(21,685)	(19,777)

Loss Attributable to Common Shareholders	$(16,318)	$(314,610)	$(533,990)

Loss Per Share from Continuing Operations
Basic	$(0.41)	$(7.89)	$(27.11)
Diluted	(0.41)	(7.89)	(27.11)
Loss Per Share from Discontinued Operations
Basic	$—	$(0.10)	$(0.44)
Diluted	—	(0.10)	(0.44)
Loss Per Common Share:
Basic	$(0.41)	$(7.99)	$(27.55)
Diluted	(0.41)	(7.99)	(27.55)
Average Common Shares Outstanding:
Basic	39,422	39,392	19,384
Diluted	39,422	39,392	19,384

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

Citizens Republic Bancorp, Inc.

(in thousands)	Preferred Stock	Common Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
		Shares	Amount
Balance at January 1, 2009	$266,088	12,599	$1,214,469	$170,358	$(49,594)	$1,601,321
Comprehensive loss, net of tax:
Net loss				(514,213)		(514,213)
Other comprehensive income (loss):
Net unrealized gain on securities available for sale net of tax effect of ($24,572)					45,631
Reclassification adjustment for net gain on securities included in net income					(5)
Net unrealized loss on qualifying cash flow hedges net of tax effect of $3,478					(6,459)
Net change in unrecognized pension and post retirement costs net of tax effect of ($1,795)					3,334

Other comprehensive income total						42,501

Total comprehensive loss						(471,712)
Exchange of subordinated debt and trust preferred stock for common stock, net of costs of $6,368	—	26,822	213,569	—		213,569
Accretion of preferred stock discount	5,902	—	—	(5,902)		—
Dividend on redeemable preferred stock	—	—	—	(13,875)		(13,875)
Proceeds from restricted stock activity		24	—			—
Recognition of stock-based compensation			1,803			1,803
Shares purchased	—	(5)	(70)			(70)

Balance at December 31, 2009	$271,990	39,440	$1,429,771	$(363,632)	$(7,093)	$1,331,036

Comprehensive loss, net of tax:
Net loss				(292,925)		(292,925)
Other comprehensive income (loss):
Net unrealized gain on securities available-for-sale, net of tax effect of $1,715					5,585
Reclassification adjustment for net gain on securities included in net income					(13,896)
Net unrealized gain on securities transferred from available for sale to held to maturity net of tax effect of ($912)					1,693
Amortization of unrealized loss on securities transferred from available for sale to held to maturity net of tax effect of $6					(12)
Net unrealized loss on qualifying cash flow hedges					(5,721)
Net change in unrecognized pension and post retirement costs					(712)

Other comprehensive loss total						(13,063)

Total comprehensive loss						(305,988)
Accretion of preferred stock discount	6,310			(6,310)		—
Accrued dividend on redeemable preferred stock	—			(15,375)		(15,375)
Proceeds from restricted stock activity		198	—			—
Recognition of stock-based compensation			2,086			2,086
Shares purchased		(3)	(28)			(28)

Balance at December 31, 2010	$278,300	39,635	$1,431,829	$(678,242)	$(20,156)	$1,011,731

Comprehensive income (loss), net of tax:
Net income				6,667		6,667
Other comprehensive income (loss):
Net unrealized gain on securities available-for-sale net of tax effect of ($5,520)					10,349
Net unrealized gain on securities transferred from available for sale to held to maturity, net of tax effect of ($6,479)					12,032
Amortization of unrealized gain on securities transferred from available for sale to held to maturity, net of tax effect of $1,365					(2,535)
Net unrealized loss on qualifying cash flow hedges, net of tax effect of $2,603					(4,834)
Net change in unrecognized pension and post retirement costs, net of tax effect of $364					(676)

Other comprehensive income total						14,336

Total comprehensive income						21,003
Accretion of preferred stock discount	6,814			(6,814)		—
Accrued dividend on redeemable preferred stock				(16,171)		(16,171)
Proceeds from restricted stock activity		420	—			—
Recognition of stock-based compensation			3,008			3,008
Shares purchased		(6)	(34)			(34)

Balance at December 31, 2011	$285,114	40,049	$1,434,803	$(694,560)	$(5,820)	$1,019,537

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Citizens Republic Bancorp, Inc

	Year Ended December 31,
(in thousands)	2011	2010	2009
Operating Activities:
Net income (loss)	$6,667	$(292,925)	$(514,213)
Less: Loss from discontinued operations, net of income tax	—	(3,821)	(8,469)

Income (loss) from continuing operations	6,667	(289,104)	(505,744)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	138,808	392,882	323,820
Goodwill impairment	—	—	256,272
Net increase in deferred tax asset valuation allowance	18,570	52,597	79,788
Net increase in current and deferred income taxes	(37,876)	(24,357)	(94,616)
Depreciation and amortization	11,418	12,215	12,026
Amortization of intangibles	3,027	3,923	7,036
Amortization and fair value adjustments of purchase accounting mark to market, net	(4,759)	(8,030)	(10,270)
Fair value adjustment on loans held for sale and other real estate	8,790	14,939	26,307
Net amortization on investment securities	22,739	8,376	403
Investment securities losses (gains)	1,336	(13,896)	(5)
Net loss on debt extinguishment	—	—	15,929
Loans originated for sale	(157,001)	(193,313)	(292,575)
Proceeds from loans held for sale	171,032	192,122	302,892
Net gains from loan sales	(5,648)	(4,318)	(7,066)
Net loss on other real estate	3,920	1,399	2,653
Recognition of stock-based compensation expense	3,008	2,086	1,803
Other	(4,672)	33,205	(5,031)
Discontinued operations, net	—	10,706	2,383

Net cash provided by operating activities	179,359	191,432	116,005
Investing Activities:
Net decrease (increase) in money market investments	95,447	277,206	(480,682)
Securities available for sale:
Proceeds from sales	16,781	417,582	1,945
Proceeds from maturities and payments	513,896	873,768	619,680
Purchases	(687,658)	(1,469,007)	(537,561)
Securities held to maturity:
Proceeds from maturities and payments	112,866	4,847	1,508
Purchases	(152,078)	(183,802)	—
Net decrease in loans and leases	426,283	1,125,985	879,692
Proceeds from sales of other real estate	35,751	53,542	43,347
Net increase in properties and equipment	(4,674)	(6,381)	(6,830)
Proceeds from sale of discontinued operations, net	—	35,369	—
Discontinued operations, net	—	312,402	11,330

Net cash provided by investing activities	356,614	1,441,511	532,429
Financing Activities:
Net increase in demand and savings deposits	319,480	70,379	540,414
Net decrease in time deposits	(651,373)	(844,891)	(671,306)
Net (decrease) increase in short-term borrowings	(2,221)	2,519	(24,691)
Principal reductions in long-term debt	(175,992)	(476,134)	(475,191)
Cash dividends paid on preferred stock	—	—	(13,875)
Shares purchased	(34)	(28)	(70)
Discontinued operations, net	—	(420,340)	(12,273)

Net cash used by financing activities	(510,140)	(1,668,495)	(656,992)

Net increase (decrease) in cash and due from banks	25,833	(35,552)	(8,558)
Cash and due from banks at beginning of period, continuing operations	127,585	156,093	163,499
Cash and due from banks at beginning of period, discontinued operations	—	7,044	8,196

Cash and due from banks at beginning of period	127,585	163,137	171,695

Cash and due from banks at end of period, continuing operations	153,418	127,585	156,093
Cash and due from banks at end of period, discontinued operations	—	—	7,044

	$153,418	$127,585	$163,137

Supplemental Cash Flow Information:
Interest paid	$93,369	$154,288	$252,793
Income tax refunds, net	(969)	(16,214)	(14,426)

Supplemental Disclosures of noncash items:
Securities transferred to held to maturity from available for sale	943,092	181,768	—
Properties transferred to other real estate owned	1,347	—	1,527
Loans transferred to other real estate owned	14,843	38,056	53,320
Loans transferred to held for sale	90,593	112,070	35,221
Held for sale loans transferred to other real estate	1,780	17,063	13,167
Accretion of preferred stock discount	6,814	6,310	5,902
Accrued dividend on redeemable preferred stock	16,171	15,375	—
Exchange of long-term debt for common stock	—	—	209,067
Exchange of subordinated debt and preferred stock for common stock	—	—	(219,937)

See notes to consolidated financial statements.

Citizens Republic Bancorp, Inc.

Notes To Consolidated Financial Statements

Unless the context indicates otherwise, all references in the Notes to Consolidated Financial Statements to “Citizens” or the “Corporation,” refer to Citizens Republic Bancorp, Inc. and its subsidiary, Citizens Bank. References to the “Holding Company” refer to Citizens Republic Bancorp, Inc. alone. Citizens was incorporated in the State of Michigan in 1980, is a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Citizens provides a full range of banking and financial services to individuals and businesses through its subsidiary Citizens Bank. These services include deposit products, loan products, and other consumer-oriented financial services such as safe deposit and night depository facilities, wealth management services, and Automated Teller Machines (“ATMs”). Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. Citizens is not dependent upon any single or limited number of customers, the loss of which would have a material adverse effect. No material portion of Citizens’ business is seasonal.

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies for Citizens conform to U.S. generally accepted accounting principles (“GAAP”). The following describes Citizens’ policies:

Basis of Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of Citizens and its wholly owned subsidiary. All material intercompany transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, loans held for sale, other real estate owned, goodwill and core deposit intangible assets, fair value measurements, pension and postretirement benefits, derivative instruments and income taxes.

Citizens also determines whether it should consolidate other entities or account for them on the equity method of accounting depending on whether it has a controlling financial interest in an entity of less than 100% of the voting interest of that entity to determine if it is a Variable Interest Entity (“VIE”). A VIE is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. An entity that holds a variable interest in a VIE is required to consolidate the VIE if the entity is subject to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the entity’s residual returns or both. VIE treatment is considered for entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make financial and operating decisions.

Citizens has two active wholly owned trusts formed for the purpose of issuing securities which qualify as regulatory capital and are considered VIEs. Citizens is not the primary beneficiary, and consequently, the trusts are not consolidated in the consolidated financial statements. Each of the two active trusts has issued separate offerings of trust preferred securities to investors in 2006 and 2003, with respect to which there remain $48.7 million and $25.8 million in aggregate liquidation amount outstanding, respectively, as of December 31, 2011. The gross proceeds from the issuances were used to purchase junior subordinated deferrable interest debentures issued by Citizens, which is the sole asset of each trust. The trust preferred securities held by these entities qualify as Tier 1 capital and are classified as “long-term debt” on the Consolidated Balance Sheets, with the associated interest expense recorded in “long-term debt” on the Consolidated Statements of Operations. The expected losses and residual returns of these entities are absorbed by the trust preferred stock holders, and consequently Citizens is not exposed to loss related to these VIEs.

On June 14, 2011, Citizens announced a 1-for-10 reverse stock split of Citizens common stock effective after the close of trading on July 1, 2011. Citizens common stock began trading on a split adjusted basis on The Nasdaq Capital Market at the opening of trading on July 5, 2011. All share and per share amounts herein reflect the 1-for-10 reverse stock split. Refer to Note 14 for additional disclosures.

On January 29, 2010 Citizens entered into a stock purchase agreement with Great Western Bank whereby Great Western Bank agreed to acquire all of the stock of Citizens’ wholly owned subsidiary, F&M Bank — Iowa (“F&M”). On April 23, 2010, Citizens completed the stock sale in exchange for $50.0 million in cash. Citizens has no continuing cash flow from F&M. As of the transaction sale date, the assets and liabilities of F&M were removed from Citizens consolidated balance sheet. The financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this report and, as such, are presented as a discontinued operation.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. Generally, U.S. government and Federal agency securities are pledged as collateral under these financing arrangements and cannot be sold or re-pledged by the secured party. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or requested to be returned to Citizens as deemed appropriate.

Investment Securities

At the time of purchase, securities are classified as held to maturity or available for sale. Investment securities classified as held to maturity, which management has the positive intent and ability to hold to maturity, are reported at amortized cost, and adjusted for amortization of premiums and accretion of discounts, using the effective yield method. The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization and accretion is included in interest income from the related security. Available for sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in shareholders’ equity as a separate component of other comprehensive income. The cost of securities sold is based on the specific identification method. An investment is considered impaired if its fair value is less than its amortized cost. Impairment is considered temporary if there is no intent or requirement to sell the impaired security. When determining whether an impairment is other than temporary to debt securities, management asserts: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Any security for which there has been an other-than-temporary impairment of value is written down to its estimated fair value through a charge to earnings for the amount representing the credit loss on the security and a charge recognized in other comprehensive income related to all other factors. Realized securities gains or losses and declines in value judged to be other-than-temporary representing credit losses are included in investment securities gains (losses) in the consolidated statements of operations.

Loans

Loans are reported at the principal amount outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees, certain direct and indirect costs, unamortized premiums and unearned discounts are deferred and amortized into interest income as an adjustment to the yield over the term of the loan.

Loan commitment fees are generally deferred and amortized into fee income on a straight-line basis over the commitment period. Other credit-related fees, including letter and line of credit fees, are amortized into fee income on a straight-line basis over their contractual life.

Loans are placed on nonaccrual status when the collection of principal or interest is considered doubtful or payment of principal or interest is past due 90 days or more. When loans are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Loans are normally restored to accrual status if and when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis.

Nonperforming commercial and industrial and commercial real estate loans are generally charged off to the extent principal due exceeds the net realizable value of the collateral, with the charge-off occurring when the loss is reasonably quantifiable, but not later than when the loan becomes 180 days past due. Nonperforming residential mortgage loans are generally charged off to the extent principal exceeds the current appraised value less estimated costs to sell when the loan becomes 180 days past due. Nonperforming direct and indirect consumer loans (open and closed end) are generally charged off before the loan becomes 120 days past due.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio, as well as trends in these items. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate appropriateness of the allowance is dependent upon a variety of factors beyond Citizens’ control, including the performance of its loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

Citizens’ allowance for loan losses consists of three elements: (i) specific allocated allowances based on probable losses on specific commercial or commercial real estate loans or restructured residential mortgage or consumer loans; (ii) risk allocated allowance which is comprised of several loan pool valuation allowances based on Citizens’ historical quantitative loan loss experience for similar loans with similar risk characteristics, including additional qualitative risks determined by the judgment of management; and (iii) general valuation allowances determined based on existing regional and local economic factors, including deterioration in commercial and residential real estate values, a macroeconomic adjustment factor used to calibrate for the current economic cycle the bank is experiencing, and other judgmental factors supported by qualitative and quantitative documentation such as the inherent imprecision of the loan loss projection models.

Based on internal credit rating, commercial and industrial and commercial real estate loans exceeding certain fixed dollar amounts are evaluated for impairment on a loan-by-loan basis whereby an allowance is established as a component of the allowance for loan losses when it is probable all amounts due will not be collected pursuant to the contractual terms of the loan and the recorded investment in the loan exceeds its fair value. In most instances the fair value is measured based on the fair value of the collateral. Fair value may also be measured using the present value of expected future cash flows discounted at the loan’s effective interest rate.

In 2010 and 2011, Citizens adopted new guidance which requires disclosures and clarifies existing disclosure requirements about an entity’s allowance for credit losses and credit quality of its financing receivables. The adoption did not have a material impact on Citizens’ financial condition, results of operations or liquidity; however, the adoption did have a significant impact on Citizens’ credit disclosures. Refer to Note 4 for additional disclosures.

In the third quarter of 2011, Citizens adopted new guidance that clarifies which loan modifications constitute troubled debt restructurings. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. The amendments to Topic 310 clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. The adoption of these disclosures did not have a material impact on Citizens’ financial condition, results of operations or liquidity. Refer to Note 4 for additional disclosures.

Loans Held for Sale

Loans that Citizens has the intent and ability to sell are classified as held for sale and are carried at the lower of cost or fair value, net of estimated costs to sell. Commercial loans held for sale are comprised primarily of loans identified for sale that are recorded at the lower of carrying amount or market value based on appraisals of the underlying collateral, which are also subject to management adjustments based on current market conditions and recent sales activity. Fair value may also be measured using the present value of expected future cash flows discounted at the loan’s effective interest rate. Residential mortgage loans held for sale are comprised of loans originated for sale in the ordinary course of business and selected nonperforming residential mortgage loans. The fair value of residential mortgage loans originated for sale in the secondary market is based on purchase commitments or quoted prices for similar loans. The fair value of nonperforming residential mortgage loans is based on the fair value of the underlying collateral, net of estimated costs to sell, using market prices derived from indicative pricing models which utilize projected assumptions Citizens believes potential investors would make, broker price opinions or appraisals. Gains and losses on the sales of loans are determined using the specific identification method. Subsequent valuation adjustments to reflect current fair value, as well as gains and losses on disposal of these loans are charged to noninterest income as incurred. Citizens sells substantially all of its mortgage originations to PHH Mortgage Corporation (“PHH”) at a contractual price, generally within 10 days after closing.

Premises and Equipment

Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on a straight-line basis and are charged to expense over the lesser of the estimated useful life of the assets or lease term. Useful lives range from three to twenty years for furniture, fixtures, and equipment and seven to forty years for buildings and improvements. Maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions are charged to income as incurred.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, Citizens recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis.

Other Real Estate Owned

Other Real Estate Owned is comprised of commercial and residential real estate properties acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. These properties are carried at the lower of cost or fair value at the time of acquisition, net of estimated costs to sell, based upon current appraised value adjusted for management’s best estimate due to current market conditions. Losses arising from the initial acquisition of such properties are charged against the allowance for loan losses at the time of transfer. Subsequent valuation adjustments to reflect the lower of cost or fair value, as well as gains and losses on disposal of these properties are charged to noninterest expense as incurred.

Bank Owned Life Insurance

Bank Owned Life Insurance is recorded as an asset at the amount that could be realized under the insurance contracts as of the date of the consolidated balance sheets. The change in cash surrender value during the period is an adjustment of premiums paid in determining the expense or income to be recognized under the contracts for the period. This change is recorded in noninterest income as cash surrender value of life insurance revenue.

Goodwill and Core Deposit Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of net identifiable tangible and intangible assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Goodwill is tested at least annually for impairment and Citizens performs its annual impairment test as of October 1 each year. Evaluations are also performed on a more frequent basis if events or circumstances indicate that it is more likely than not that the fair values of the reporting units are below their respective carrying amounts. Such events could include a significant adverse change in legal factors or in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment, an unanticipated loss of key employees, a decision to change the operations or dispose of a reporting unit, cash or operating losses, significant revision to forecasts, or a long-term negative outlook for the industry.

Impairment of goodwill is evaluated by reporting unit, which is the equivalent to Citizens’ lines of business. In Step 1 of the analysis, Citizens estimates the fair value of the reporting units using discounted cash flow models derived from internal earnings forecasts. The primary assumptions used by Citizens include ten-year earnings forecasts, terminal values based on estimated future growth rates, and discount rates based on capital asset pricing models. A Step 1 analysis is prepared for each reporting unit, including those without goodwill, in order to analyze the implied control premium, which measures the difference between the combined fair value of Citizens’ reporting units calculated in Step 1 and Citizens’ total market value. If the carrying amount of a reporting unit exceeds its estimated fair value, the second step (Step 2) of the goodwill impairment test is required for those reporting units that have goodwill to measure the amount of impairment, if any. In Step 2 of the test, Citizens estimates the fair value of a reporting unit’s assets and liabilities in the same manner as if a purchase of the reporting unit was taking place using exit pricing, which includes estimating the fair value of other implied intangibles. Any excess of this hypothetical purchase price over the fair value of the reporting unit’s net assets (excluding goodwill) represents the implied fair value of goodwill. If the implied fair value of goodwill calculated in Step 2 is less than the carrying amount of goodwill, an impairment loss is charged to noninterest expense to reduce the carrying amount to the implied fair value. The writedown cannot exceed the carrying amount and goodwill cannot be adjusted upward for any subsequent reversal of previously recognized goodwill writedowns.

Core deposit intangible assets represent the present value of the cost savings obtained from funding associated with the purchase of core deposits through an acquisition. Core deposit intangible assets are valued using a discounted cost savings approach. All of Citizens’ core deposit intangible assets have finite lives, are amortized on an accelerated basis corresponding with the anticipated lives of the underlying deposits over varying periods not exceeding 10 years, and are subject to impairment testing.

During the first quarter of 2011, new guidance was issued that modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The adoption of ASU 2010-28 did not have a material impact on Citizens’ financial condition, results of operations or liquidity.

Pension and Postretirement Benefits

Citizens has recognized the funded status (i.e. the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the consolidated balance sheets, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial losses and unrecognized prior service costs that will be subsequently recognized as net periodic pension cost pursuant to Citizens’ accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost.

Fair Value Measurements

Fair value is defined as the exit price in the principal market (or, if lacking a principal market, the most advantageous market) in which Citizens would complete a transaction. Fair value is based on management’s best estimate of the assumptions market participants would use when pricing an asset or liability and a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Citizens bases fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For assets and liabilities recorded at fair value, it is Citizens’ policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Fair value measurements for assets and liabilities where there are limited or no observable market data are based primarily upon estimates which require significant judgment, and are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. The fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction and considers additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. Citizens discloses in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the balance sheet. Refer to Note 10 for additional disclosures.

In 2010, Citizens adopted new guidance that requires new disclosures and clarifies existing disclosure requirements about fair value measurement. The adoption had no significant impact on Citizens’ fair value disclosures. See Note 10 to the Consolidated Financial Statements for more information on fair value measurements.

In the first quarter of 2011, Citizens adopted new guidance which includes new disclosures about purchases, sales, issuances, and settlements in the roll-forward of activity in Level 3 fair value measurements. The adoption of these disclosures did not have a material impact on Citizens’ financial condition, results of operations or liquidity.

Derivative Instruments

Citizens enters into derivative transactions from time to time to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. Under the guidelines of ASC Topic 815, all derivative instruments are required to be carried at fair value on the balance sheet. Topic 815 also provides special hedge accounting provisions. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under Topic 815. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the interest income or expense recorded on the hedged asset or liability.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of tax. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings.

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in noninterest income.

Citizens enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates. As an intermediary, Citizens generally maintains a portfolio of matched offsetting derivative agreements. These contracts are marked to market through earnings.

In 2010, Citizens adopted new guidance that clarifies the type of embedded credit derivative(s) that are exempt from embedded derivative bifurcation requirements. The adoption had no impact on Citizens’ financial condition, results of operations or liquidity. For more information on derivative financial instruments and hedge accounting, see Note 17 to the Consolidated Financial Statements.

Income Taxes

Amounts provided for income tax expense or benefit are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable receivable under tax laws. Deferred income taxes, which arise principally from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on utilizing taxable income in prior carryback years, generating future taxable income, executing tax planning strategies, and reversing existing taxable temporary differences. Currently, the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible.

Citizens utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if the result of Step 1 is that the position is more likely than not to be sustained. Under Step 2, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized on ultimate settlement.

Citizens files a consolidated federal income tax return and various Holding Company and subsidiary state income tax returns. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the Consolidated Financial Statements. Citizens recognizes interest and penalties accrued relative to unrecognized tax benefits in their respective federal or state income tax accounts.

Stock-Based Compensation

The compensation cost for share-based awards is recognized in salaries and employee benefits based on the fair value at the date of grant and is recognized on a straight-line basis over the requisite service period of the awards. The requisite service period is presumed to be the stated vesting period or the estimated time that will be required to satisfy any performance conditions. Restricted shares are included in outstanding stock totals, and are entitled to receive dividends and have voting rights. Restricted stock units have no voting or dividend rights but have dividend equivalent rights entitling them to additional shares at the time the units are settled for common stock. Forfeited and expired options and forfeited shares of restricted stock become available for future grants. Refer to Note 12 for additional disclosures.

Net Income per Common Share

Basic net income or loss per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in each period. Diluted net income per common share shows the dilutive effect of additional common shares issuable upon the assumed exercise of stock options granted under Citizens’ stock option plans, using the treasury stock method, and restricted stock awards granted but not yet vested. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are included in the computation of earnings per share pursuant to the two-class method.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents are considered to include cash and due from banks, interest-bearing deposits in other financial institutions, federal funds sold and securities purchased under agreements to resell.

Reclassifications

Certain amounts have been reclassified to conform to the current year presentation. There was no impact on net income and shareholders’ equity as the result of these reclassifications.

Accounting Standard Update (“ASU”)

Statements of Financial Accounting Standards (“SFAS”)

Pending Accounting Pronouncements

FASB ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”

The amendments in this ASU defer the ASU 2011-05 requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income (“AOCI”) in both net income and other comprehensive income (“OCI”) on the face of the financial statements. Companies are still required to present reclassifications out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. This ASU also defers the requirement to report reclassification adjustments in interim periods. The amendments are effective for Citizens in the first quarter of 2012. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity.

FASB ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”

The amendments in this ASU allow existing GAAP guidance for balance sheet offsetting, including industry-specific guidance. However, new disclosures are required to enable users of financial statements to understand significant quantitative differences in balance sheets prepared under GAAP and International Financial Reporting

Standards (“IFRS”) related to the offsetting of financial instruments. ASU 2011-11 is effective for Citizens in the first quarter of 2013, and should be applied retrospectively for all prior periods presented. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity.

FASB ASU 2011-08, “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment”

The amendments in this ASU are intended to simplify goodwill impairment testing by permitting assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the two-step goodwill impairment test currently required under Topic 350. Entities will not be required to calculate the fair value of a reporting unit unless they conclude that it is more likely than not that the unit’s carrying value is greater than its fair value based on an assessment of events and circumstances; however, they may bypass the qualitative assessment during any reporting period. The amendment also provides examples of events and circumstances that entities should consider. ASU 2011-08 is effective for Citizens in the first quarter of 2012. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity.

FASB ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”

The amendments in this ASU will result in more converged guidance on how comprehensive income is presented under GAAP and IFRS, although some differences remain. The new guidance gives companies two choices of how to present items of net income, items of other comprehensive income and total comprehensive income: They can create one continuous statement of comprehensive income or two separate consecutive statements. Companies will no longer be allowed to present OCI in the statement of stockholders’ equity. Earnings per share would continue to be based on net income. Although existing guidance related to items that must be presented in OCI has not changed, companies will be required to display reclassification adjustments for each component of OCI in both net income and OCI. Also, companies will need to present the components of other comprehensive income in their interim and annual financial statements. ASU 2011-05 will be applied retrospectively and is effective for Citizens in the first quarter of 2012. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity; however, the adoption will have an impact on Citizens’ presentation of comprehensive income.

FASB ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”

The ASU amends the fair value measurement and disclosure guidance in Topic 820 to converge GAAP and IFRS requirements for measuring amounts at fair value as well as disclosures about these measurements. Many of the amendments clarify existing concepts and are generally not expected to result in significant changes to how Citizens applies the fair value principles. ASU 2011-04 will be applied prospectively and is effective for Citizens in the first quarter of 2012. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity; however, the adoption may have an impact on Citizens’ fair value disclosures.

FASB ASU 2011-03, “Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements”

The amendments in this ASU are intended to improve the accounting for repurchase agreements by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. ASU 2011-03 is effective for Citizens in the first quarter of 2012 and will be applied prospectively to transactions or modifications of existing transactions that occur on or after January 1, 2012. Citizens does not expect the adoption of the amendments to have a material impact on Citizens’ financial condition, results of operations or liquidity.

Note 2. Investment Securities

The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities follow:

	December 31, 2011				December 31, 2010
(in thousands)	Amortized Cost	Estimated Fair Value	Gross Unrealized		Amortized Cost	Estimated Fair Value	Gross Unrealized
			Gains	Losses			Gains	Losses

Securities available for sale:
Federal agencies	$—	$—	$—	$—	$5,510	$5,557	$47	$—
Collateralized mortgage obligations	364,262	365,302	6,811	5,771	596,308	599,264	8,181	5,225
Mortgage-backed	784,476	823,852	39,408	32	1,232,571	1,259,131	30,661	4,101
State and municipal	116,411	123,308	7,019	122	181,719	183,584	3,188	1,323
Other	280	271	24	33	1,985	1,992	45	38

Total available for sale	$1,265,429	$1,312,733	$53,262	$5,958	$2,018,093	$2,049,528	$42,122	$10,687

Securities held to maturity:
Collateralized mortgage obligations (1)	$350,160	$356,031	$5,871	$—	$—	$—	$—	$—
Mortgage-backed (1)	988,930	1,018,765	29,883	48	363,427	356,652	—	6,775
State and municipal	104,964	112,754	7,836	46	111,405	112,769	2,269	905

Total held to maturity	$1,444,054	$1,487,550	$43,590	$94	$474,832	$469,421	$2,269	$7,680

FHLB and Federal Reserve stock	$117,943	$117,943	$—	$—	$143,873	$143,873	$—	$—

(1)	Amortized cost includes adjustments for the unamortized portion of unrealized gains on securities transferred from available for sale.

Securities with amortized cost of $665.8 million at December 31, 2011, and $825.1 million at December 31, 2010 were pledged to secure public deposits, repurchase agreements and other liabilities. Except for obligations of the U.S. Government and its agencies, no holdings of securities of any single issuer exceeded 10% of consolidated shareholders equity at December 31, 2011 or 2010.

In June 2011 and December 2010, Citizens transferred certain mortgage-backed securities from the available for sale to the held to maturity category in accordance with Topic 320 “Investments-Debt and Equity Securities.” Management determined that it had both the ability to hold these investments to maturity and the positive intent to do so. The securities transferred in June 2011 had a total amortized cost of $924.6 million and a fair value of $943.1 million. The securities transferred in December 2010 had a total amortized cost of $179.2 million and a fair value of $181.8 million. The unrealized gain of $18.5 million in June 2011 and $2.6 million in December 2010 will be amortized over the remaining life of the securities as an adjustment of the yield, offset against the amortization of the unrealized gain maintained in accumulated other comprehensive income.

The amortized cost and estimated fair value of debt securities by maturity at December 31, 2011 are shown below.

	December 31, 2011
(in thousands)	Amortized Cost	Estimated Fair Value
Securities available for sale:
State and municipal
Contractual maturity within one year	$5,411	$5,537
After one year through five years	17,826	18,413
After five years through ten years	64,245	68,273
After ten years	28,929	31,085

Subtotal	116,411	123,308
Collateralized mortgage obligations and mortgage-backed	1,148,738	1,189,154
Other	280	271

Total available for sale	$1,265,429	$1,312,733

Securities held to maturity:
State and municipal
Contractual maturity within one year	$675	$677
After one year through five years	4,061	4,293
After five years through ten years	63,176	67,503
After ten years	37,052	40,281

Subtotal	104,964	112,754
Collateralized mortgage obligations and mortgage-backed	1,339,090	1,374,796

Total held to maturity	$1,444,054	$1,487,550

A total of 45 securities had unrealized losses at December 31, 2011 compared with 229 securities at December 31, 2010. These securities, with unrealized losses aggregated by investment category and length of time in a continuous unrealized loss position, are as follows:

	Less than 12 Months		More than 12 Months		Total
December 31, 2011 (in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Securities available for sale:
Collateralized mortgage obligations	$56,326	$2,858	$20,097	$2,913	$76,423	$5,771
Mortgage-backed	26,016	31	122	1	26,138	32
State and municipal	1,191	27	1,062	95	2,253	122
Other	—	—	234	33	234	33

Total available for sale	$83,533	$2,916	$21,515	$3,042	$105,048	$5,958

Securities held to maturity:
Mortgage-backed	$9,093	$48	$—	$—	$9,093	$48
State and municipal	—	—	950	46	950	46

Total held to maturity	$9,093	$48	$950	$46	$10,043	$94

	Less than 12 Months		More than 12 Months		Total
December 31, 2010 (in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Securities available for sale:
Collateralized mortgage obligations	$151,618	$2,417	$25,726	$2,808	$177,344	$5,225
Mortgage-backed	293,745	4,098	135	3	293,880	4,101
State and municipal	41,580	1,138	3,289	185	44,869	1,323
Other	—	—	102	38	102	38

Total available for sale	$486,943	$7,653	$29,252	$3,034	$516,195	$10,687

Securities held to maturity:
Mortgage-backed	$356,652	$6,775	$—	$—	$356,652	$6,775
State and municipal	32,082	905	—	—	32,082	905

Total held to maturity	$388,734	$7,680	$—	$—	$388,734	$7,680

Citizens performs a review of securities with unrealized losses at each reporting period. Citizens assesses each holding to determine whether and when a security will recover in value, whether it intends to sell the security and whether it is more likely than not that Citizens will be required to sell the security before the value is recovered. In assessing the recovery of value, the key factors reviewed include the length of time and the extent the fair value has been less than the carrying cost, adverse conditions, if any, specifically related to the security, industry or geographic area, historical and implied volatility of the fair value of the security, credit quality factors affecting the issuer or the underlying collateral, payment structure of the security, historical payment history of the security, changes to the credit rating of the security, recoveries or declines in value subsequent to the balance sheet date or any other relevant factors. Evaluations are performed on a more frequent basis as the degree to which fair value is below carrying cost or the length of time that the fair value has been continuously below carrying cost, increases. As of December 31, 2011, Citizens has concluded that all issuers have the ability to pay contractual cash flows. The unrealized losses displayed in the above table are believed to be temporary and thus no impairment loss has been realized in the Consolidated Statement of Operations. Citizens has not decided to sell securities with unrealized losses nor does Citizens believe it will be required to sell securities before the value is recovered, but may change its intent in response to significant, unanticipated changes in policies, regulations, statutory legislation or other criteria.

The collateralized mortgage obligations (“CMO”) sector includes securities where the underlying collateral consists of agency issued or whole loan mortgages. At December 31, 2011, the whole loan CMOs had a market value of $76.4 million with gross unrealized losses of $5.8 million. Citizens performs a thorough credit review on a quarterly basis for the underlying mortgage collateral as well as the supporting credit enhancement and structure. The results of the December 31, 2011 credit review demonstrated continued strength and no material degradation in the holdings.

Citizens has determined there is no other-than-temporary impairment at December 31, 2011.

For the year ended December 31, 2011, as part of its capital strategy Citizens sold $18.1 million of available for sale securities and recorded a net loss of $1.3 million. Citizens sold available for sale securities with proceeds of $403.7 million and recorded a gain of $13.9 million in 2010.

Note 3. Loans and Loans Held for Sale

Citizens has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Citizens seeks to control its credit risk by using established guidelines to review its aggregate outstanding commitments and loans to particular borrowers, industries, and geographic areas. Collateral is secured based on the nature of the credit and management’s credit assessment of the customer. Total portfolio loans outstanding are recorded net of unearned income, unamortized premiums and discounts, deferred loan fees and costs, and fair value adjustments. Citizens does not have a concentration in any single industry that exceeds 10% of total loans.

The quality of Citizens loan portfolios is assessed as a function of net loan losses, levels of nonperforming loans and delinquencies, and credit quality ratings. These credit quality ratings are an important part of the overall credit risk management process and evaluation of the allowance for loan losses (see Note 4 — Allowance for Loan Losses).

Past Due Loans, Nonaccrual Loans and Nonperforming Assets. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are generally placed on nonaccrual status when the collection of principal or interest is considered doubtful or payment of principal or interest is past due 90 days or more. When loans are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Cash collected on nonaccrual loans is generally applied to outstanding principal. Loans are normally restored to accrual status if and when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis. Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, nonperforming loans held for sale, and other repossessed assets acquired.

A summary of nonperforming assets by class of loans follows:

	December 31,
(in thousands)	2011	2010
Land hold	$—	$3,250
Land development	213	3,070
Construction	150	7,472
Income producing	21,171	62,021
Owner-occupied	23,798	42,826

Total commercial real estate	45,332	118,639
Commercial and industrial	10,633	47,508
Small business	6,313	10,244

Total nonaccruing commercial	62,278	176,391

Residential mortgage	11,312	22,076
Direct consumer	12,115	12,562
Indirect consumer	953	1,279

Total nonaccruing consumer	24,380	35,917

Total nonaccruing loans	86,658	212,308
Loans 90+ days still accruing	770	1,573

Total nonperforming portfolio loans	87,428	213,881
Nonperforming loans held for sale	2,372	24,073
Other repossessed assets acquired	12,422	42,216

Total nonperforming assets	$102,222	$280,170

Restructured loans still accruing	$32,347	$6,392

The following tables provide a summary of loans by portfolio type, including the delinquency status of those loans that continue to accrue interest and those loans that are nonaccrual.

	December 31, 2011
(in thousands)	Loans Accruing 30-89 Days Past Due	Loans 90+ Days Past Due & Still Accruing	Non-Accruing Loans	Total Past Due Loans	Current Portfolio Loans	Total Portfolio Loans
Land hold	$21	$—	$—	$21	$6,521	$6,542
Land development	—	—	213	213	12,891	13,104
Construction	—	—	150	150	5,697	5,847
Income producing	2,508	—	21,171	23,679	890,076	913,755
Owner-occupied	2,345	—	23,798	26,143	578,970	605,113

Total commercial real estate	4,874	—	45,332	50,206	1,494,155	1,544,361
Commercial and industrial	212	766	10,633	11,611	1,235,180	1,246,791
Small business (1)	2,242	—	6,313	8,555	288,183	296,738

Total commercial	7,328	766	62,278	70,372	3,017,518	3,087,890

Residential mortgage	9,544	—	11,312	20,856	616,389	637,245
Direct consumer	17,810	4	12,115	29,929	903,385	933,314
Indirect consumer	13,067	—	953	14,020	857,066	871,086

Total consumer	40,421	4	24,380	64,805	2,376,840	2,441,645

Total financing receivables	$47,749	$770	$86,658	$135,177	$5,394,358	$5,529,535

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

	December 31, 2010
(in thousands)	Loans Accruing 30-89 Days Past Due	Loans 90+ Days Past Due & Still Accruing	Non-Accruing Loans	Total Past Due Loans	Current Portfolio Loans	Total Portfolio Loans
Land hold	$2,233	$—	$3,250	$5,483	$22,776	$28,259
Land development	216	—	3,070	3,286	31,514	34,800
Construction	464	—	7,472	7,936	95,751	103,687
Income producing	20,643	—	62,021	82,664	1,088,318	1,170,982
Owner-occupied	14,705	—	42,826	57,531	725,476	783,007

Total commercial real estate	38,261	—	118,639	156,900	1,963,835	2,120,735
Commercial and industrial	5,801	1,565	47,508	54,874	1,085,653	1,140,527
Small business (1)	3,257	—	10,244	13,501	320,199	333,700

Total commercial	47,319	1,565	176,391	225,275	3,369,687	3,594,962

Residential mortgage	15,389	—	22,076	37,465	718,780	756,245
Direct consumer	22,379	8	12,562	34,949	1,010,581	1,045,530
Indirect consumer	13,287	—	1,279	14,566	805,299	819,865

Total consumer	51,055	8	35,917	86,980	2,534,660	2,621,640

Total financing receivables	$98,374	$1,573	$212,308	$312,255	$5,904,347	$6,216,602

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

Credit Quality Indicators. Citizens categorizes commercial loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Citizens analyzes commercial loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $0.5 million and non-homogeneous loans, such as commercial and industrial and commercial real estate loans. Credit quality indicators are reviewed and updated as applicable on an ongoing basis in accordance with Citizens’ credit policy. Citizens uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation for full value, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Commercial loans considered doubtful are evaluated for impairment as part of the specific allocated allowance.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be “pass” rated loans. Commercial loans by risk category of class areas follows.

	December 31, 2011
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Land hold	$2,427	$803	$3,312	$—	$6,542
Land development	12,087	252	765	—	13,104
Construction	4,039	1,508	300	—	5,847
Income producing	633,855	164,756	112,458	2,686	913,755
Owner-occupied	475,604	66,576	61,429	1,504	605,113

Total commercial real estate	1,128,012	233,895	178,264	4,190	1,544,361
Commercial and industrial	1,059,316	113,126	74,307	42	1,246,791
Small business (1)	251,790	21,803	22,925	220	296,738

Total commercial	$2,439,118	$368,824	$275,496	$4,452	$3,087,890

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

	December 31, 2010
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Land hold	$3,611	$10,126	$12,803	$1,719	$28,259
Land development	13,057	693	20,209	841	34,800
Construction	62,981	18,809	20,253	1,644	103,687
Income producing	664,151	198,323	296,771	11,737	1,170,982
Owner-occupied	550,074	81,133	143,928	7,872	783,007

Total commercial real estate	1,293,874	309,084	493,964	23,813	2,120,735
Commercial and industrial	799,823	140,099	191,144	9,461	1,140,527
Small business (1)	280,697	23,483	28,994	526	333,700

Total commercial	$2,374,394	$472,666	$714,102	$33,800	$3,594,962

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

For residential and consumer loans, Citizens evaluates credit quality based on the aging status of the loan and by payment activity. Performing loans are considered to have a lower risk of loss and are on accruing status. Nonperforming loans are comprised of nonaccrual loans and loans past due over 90 days and still accruing interest. The following table presents the recorded investment in residential and consumer loans based on payment activity.

	December 31, 2011
(in thousands)	Residential Mortgage	Direct Consumer	Indirect Consumer	Total Consumer Loans
Performing	$625,933	$921,195	$870,133	$2,417,261
Nonperforming	11,312	12,119	953	24,384

Total	$637,245	$933,314	$871,086	$2,441,645

	December 31, 2010
(in thousands)	Residential Mortgage	Direct Consumer	Indirect Consumer	Total Consumer Loans
Performing	$734,169	$1,032,959	$818,586	$2,585,714
Nonperforming	22,076	12,571	1,279	35,926

Total	$756,245	$1,045,530	$819,865	$2,621,640

Loans Held for Sale. Loans held for sale are comprised of commercial real estate and residential mortgage loans. Loans held for sale were $10.4 million at December 31, 2011, as compared to $40.3 million at December 31, 2010. During 2011, $90.6 million in portfolio loans were transferred to held for sale. At December 31, 2011 $88.9 million had been subsequently sold and $1.7 million remained in held for sale.

Note 4. Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing loan portfolio. The methodology used for measuring the appropriateness of the allowance for loan losses relies on several key elements, which include specific allowances for identified impaired loans, a risk-allocated allowance for the remainder of the portfolio and a general valuation allowance estimate.

The activity within the allowance for loan losses is presented below.

(in thousands)	Allowance for Loan Losses at December 31, 2010	Provision for Loan Losses	Charge-offs	Recoveries	Net charge-offs	Allowance for Loan Losses at December 31, 2011
Commercial and industrial	$26,619	$20,179	$(36,211)	$3,457	$(32,754)	$14,044
Small business	16,334	4,587	(9,462)	771	(8,691)	12,230
Commercial real estate	156,623	67,398	(162,533)	2,511	(160,022)	63,999

Total commercial	199,576	92,164	(208,206)	6,739	(201,467)	90,273
Residential mortgage	47,623	16,200	(27,796)	433	(27,363)	36,460
Direct consumer	32,255	24,508	(26,932)	3,189	(23,743)	33,020
Indirect consumer	16,577	5,936	(11,771)	2,231	(9,540)	12,973

Total	$296,031	$138,808	$(274,705)	$12,592	$(262,113)	$172,726

A summary of the allowance for loan losses, segregated by portfolio segment follows:

	December 31, 2011
(in thousands)	Allowance for Loans Individually Evaluated for Impairment	Allowance for Loans Collectively Evaluated for Impairment	General Allowance	Total Allowance for Loan Losses
Commercial and industrial	$42	$13,302	$700	$14,044
Small business	—	11,730	500	12,230
Commercial real estate	4,110	58,589	1,300	63,999

Total commercial	4,152	83,621	2,500	90,273
Residential mortgage	2,837	33,623	—	36,460
Direct consumer	70	32,950	—	33,020
Indirect consumer	—	12,973	—	12,973

Total allowance for loan losses	$7,059	$163,167	$2,500	$172,726

	December 31, 2011
(in thousands)	Recorded Investment of Loans Individually Evaluated for Impairment	Recorded Investment of Loans Collectively Evaluated for Impairment	Unearned (Fees)/Costs	Total Recorded Investment
Commercial and industrial	$8,842	$1,245,902	$(7,953)	$1,246,791
Small business (1)	557	295,972	209	296,738
Commercial real estate	55,369	1,490,850	(1,858)	1,544,361

Total commercial	64,768	3,032,724	(9,602)	3,087,890
Residential mortgage	15,140	623,779	(1,674)	637,245
Direct consumer	4,607	928,930	(223)	933,314
Indirect consumer	478	850,868	19,740	871,086

Total portfolio loans	$84,993	$5,436,301	$8,241	$5,529,535

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

	December 31, 2010
(in thousands)	Allowance for Loans Individually Evaluated for Impairment	Allowance for Loans Collectively Evaluated for Impairment	General Allowance	Total Allowance for Loan Losses
Commercial and industrial	$9,298	$17,321	$—	$26,619
Small business	173	16,161	—	16,334
Commercial real estate	23,519	128,604	4,500	156,623

Total commercial	32,990	162,086	4,500	199,576
Residential mortgage	1,110	46,513	—	47,623
Direct consumer	130	32,125	—	32,255
Indirect consumer	—	16,577	—	16,577

Total allowance for loan losses	$34,230	$257,301	$4,500	$296,031

	December 31, 2010
(in thousands)	Recorded Investment of Loans Individually Evaluated for Impairment	Recorded Investment of Loans Collectively Evaluated for Impairment	Unearned (Fees)/Costs	Total Recorded Investment
Commercial and industrial	$42,251	$1,085,404	$12,872	$1,140,527
Small business (1)	1,768	331,752	180	333,700
Commercial real estate	100,889	2,021,840	(1,994)	2,120,735

Total commercial	144,908	3,438,996	11,058	3,594,962
Residential mortgage	7,588	747,139	1,518	756,245
Direct consumer	3,093	1,045,368	(2,931)	1,045,530
Indirect consumer	470	802,424	16,971	819,865

Total portfolio loans	$156,059	$6,033,927	$26,616	$6,216,602

(1)	Amounts contained in “Commercial and industrial” on Consolidated Balance Sheets.

Impaired loans. A loan is considered impaired when Citizens determines that it is probable that all the contractual principal and interest due under the loan may not be collected. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Citizens recognized $2.7 million and $5.1 million of interest income on nonperforming loans for years ended December 31, 2011 and December 31, 2010, respectively. Had nonaccrual loans performed in accordance with their original contract terms, Citizens would have recognized additional interest income of approximately $6.9 million and $9.0 million for the years ended December 31, 2011 and December 31, 2010, respectively. There were no significant commitments outstanding to lend additional funds to clients whose loans were classified as restructured at December 31, 2011.

A summary of information regarding loans individually reviewed for impairment, segregated by class are set forth in the following table.

	December 31, 2011
						Average Recorded Investment
(in thousands)	Unpaid Contractual Principal Balance	Recorded Investment with No Specific Allowance	Recorded Investment with Specific Allowance	Total Recorded Investment	Specific Related Allowance	Year To Date
Nonaccrual loans (impaired)
Land hold	$—	$—	$—	$—	$—	$45
Land development	—	—	—	—	—	85
Construction	—	—	—	—	—	224
Income producing	23,394	9,163	8,838	18,001	2,686	19,517
Owner-occupied	22,338	13,276	3,694	16,970	1,424	17,069

Total commercial real estate	45,732	22,439	12,532	34,971	4,110	36,940
Commercial and industrial	17,197	8,196	646	8,842	42	12,499
Small business	131	66	—	66	—	219

Total commercial	63,060	30,701	13,178	43,879	4,152	49,658

Residential mortgage	6,610	587	6,023	6,610	1,346	10,038
Direct consumer	1,168	647	500	1,147	55	1,519
Indirect consumer	478	478	—	478	—	474

Total consumer	8,256	1,712	6,523	8,235	1,401	12,031

Total nonaccrual loans (impaired)	71,316	32,413	19,701	52,114	5,553	61,689

Accrual loans (impaired)
Income producing	7,476	7,476	—	7,476	—	7,524
Owner-occupied	12,922	12,922	—	12,922	—	3,960

Total commercial real estate	20,398	20,398	—	20,398	—	11,484
Small business	491	491	—	491	—	500

Total commercial	20,889	20,889	—	20,889	—	11,984

Residential mortgage	8,530	2,088	6,442	8,530	1,491	4,520
Direct consumer	3,460	3,360	100	3,460	15	2,569

Total consumer	11,990	5,448	6,542	11,990	1,506	7,089

Total accrual loans (impaired)	32,879	26,337	6,542	32,879	1,506	19,073

Total impaired loans	$104,195	$58,750	$26,243	$84,993	$7,059	$80,762

	December 31, 2010
						Average Recorded Investment
(in thousands)	Unpaid Contractual Principal Balance	Recorded Investment with No Specific Allowance	Recorded Investment with Specific Allowance	Total Recorded Investment	Specific Related Allowance	Year To Date
Nonaccrual loans (impaired)
Land hold	$2,007	$—	$2,007	$2,007	$1,719	$2,882
Land development	5,954	1,224	1,458	2,682	842	16,526
Construction	9,151	—	6,769	6,769	1,413	22,752
Income producing	76,310	21,315	33,145	54,460	11,759	112,214
Owner-occupied	39,018	13,153	19,337	32,490	7,786	50,976

Total commercial real estate	132,440	35,692	62,716	98,408	23,519	205,350
Commercial and industrial	51,300	9,357	32,894	42,251	9,298	45,521
Small business	1,787	959	809	1,768	173	844

Total commercial	185,527	46,008	96,419	142,427	32,990	251,715

Residential mortgage	5,729	533	5,196	5,729	1,079	5,263
Direct consumer	1,609	482	1,074	1,556	115	1,229
Indirect consumer	470	470	—	470	—	119

Total consumer	7,808	1,485	6,270	7,755	1,194	6,611

Total nonaccrual loans (impaired)	193,335	47,493	102,689	150,182	34,184	258,326

Accrual loans (impaired)
Owner-occupied	2,481	2,481	—	2,481	—	625

Total commercial real estate	2,481	2,481	—	2,481	—	625

Total commercial	2,481	2,481	—	2,481	—	625

Residential mortgage	1,859	1,697	162	1,859	31	591
Direct consumer	1,537	1,436	101	1,537	15	387

Total consumer	3,396	3,133	263	3,396	46	978

Total accrual loans (impaired)	5,877	5,614	263	5,877	46	1,603

Total impaired loans	$199,212	$53,107	$102,952	$156,059	$34,230	$259,929

Troubled Debt Restructurings. A modified loan is considered a Troubled Debt Restructuring (“TDRs”) when two conditions are met: 1) the borrower is experiencing financial difficulty and 2) concessions are made that would not otherwise be considered for a borrower with similar credit characteristics. While commercial loan modifications vary depending on circumstances, the most common types of modifications for residential and consumer loans include below market rate reductions and/or maturity extensions, and generally do not include forgiveness of principal balances. Modified terms are dependent upon the financial position and needs of the individual borrower. Citizens does not employ modification programs for temporary or trial periods, all modifications are permanent. The modified loan does not revert back to its original terms, even if the modified loan agreement is violated. If the modification agreement is violated, the loan is handled by the special loans group for resolution, which may result in foreclosure.

Citizens classifies TDRs as nonaccruing loans unless the loan qualified for accruing status at the time of the restructure, or the loan has performed according to the new contractual terms for at least six months. To qualify for accruing status at the time of the restructure, the original loan must have been less than 90 days past due at the time of the restructure and the modification must not have resulted in an impairment loss. At December 31, 2011 the majority of Citizens’ TDRs are on accrual status and are reported as impaired. Impaired and TDR classifications may be removed if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies a market rate of interest equal to that which would be provided to a borrower with similar credit at the time of restructuring. Otherwise, TDRs are classified as impaired loans and TDRs for the remaining life of the loan.

The recorded investment balance of TDRs approximated $47.7 million at December 31, 2011. TDRs of $32.3 million were on accrual status and $15.4 million of TDRs were on nonaccrual status at December 31, 2011. TDRs are evaluated separately in Citizens’ allowance for loan loss methodology based on the expected cash flows for loans in this status. At December 31, 2011, the allowance for loan losses included specific reserves of $2.9 million related to TDRs, which included $2.8 million related to mortgage TDRs and $0.1 million related to direct consumer TDRs. For the year ended December 31, 2011, Citizens charged off $6.1 million for the portion of TDRs deemed to be uncollectible.

The following table provides information on loans modified as TDRs in 2011.

		December 31, 2011
(in thousands)	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Coupon Rate
Commercial and industrial	2	$1,807	$1,807	6.5%
Commercial real estate	4	28,632	21,183	6.6

Total commercial	6	30,439	22,990	6.6
Residential mortgage	35	9,060	9,060	2.7
Direct consumer	8	1,708	1,714	6.3

Total portfolio loans	49	$41,207	$33,764	5.5

The following table provides information on how loans were modified as a TDR in 2011.

December 31, 2011
(in thousands)	Recorded Investment
Extended maturity	$15,211
Interest rate adjustments	7,489
Combination of rate and maturity	11,064

Total	$33,764

A TDR loan is considered to have a payment default when one or more payments is over 90 days past due. During the twelve months ended December 31, 2011 there were two TDR loans of approximately $0.4 million in payment default.

Note 5. Premises and Equipment

A summary of premises and equipment follows:

	December 31,
(in thousands)	2011	2010
Land	$26,443	$27,063
Buildings	154,668	154,765
Leasehold improvements	13,970	13,764
Furniture and equipment	71,733	131,566

	266,814	327,158
Accumulated depreciation and amortization	(168,844)	(222,444)

Total	$97,970	$104,714

The reduction in the carrying value of furniture and equipment and accumulated depreciation was the result of several initiatives to update Citizens’ computers and copiers. These programs were completed during 2011, resulting in the disposition of obsolete assets.

Certain branch facilities and equipment are leased under various operating contracts. Total rental expense, including expenses related to these operating leases, was $6.0 million in both 2011 and 2010, and $6.2 million in 2009. Future minimum rental commitments under non-cancelable operating leases are as follows at December 31, 2011:

(in thousands)	Rental Commitments
2012	$6,002
2013	5,205
2014	3,717
2015	2,891
2016	2,159
Thereafter	7,416

Total	$27,390

Note 6. Goodwill and Core Deposit Intangible Assets

A summary of goodwill allocated to the lines of business follows:

	December 31,
(in thousands)	2011	2010
Regional Banking	$316,349	$316,349
Wealth Management	1,801	1,801

Total	$318,150	$318,150

The recorded balance of goodwill has not changed during 2011 and 2010. As of October 1, 2011, the annual impairment test described in Note 1 was performed using management’s most recent long-term financial projections and current risk-adjusted discount rates. The Step 1 analysis indicated that the fair values of the

Regional Banking and Wealth Management reporting units exceeded their carrying values. Thus, goodwill allocated to each reporting unit is considered not to be impaired and performance of Step 2 in goodwill impairment testing was unnecessary. Furthermore, no goodwill impairment exists on the consolidated level as the allocated goodwill resides only in these two reporting units. Based on the testing performed as of October 1, 2011, the fair value of the Regional Banking reporting unit exceeded its carrying value by 15%. The fair value of the Wealth Management reporting unit exceeded its carrying value by 133%. No events (individually or in aggregate) have occurred since the annual goodwill impairment analysis that indicates a potential impairment of goodwill. As the key inputs and drivers remained consistent with those used as of the annual impairment testing date, Citizens concluded that no impairment was indicated.

As a result of announcing the sale of F&M on January 29, 2010, Citizens performed an interim goodwill analysis during the first quarter of 2010 and concluded that there was no impairment. Goodwill was allocated to F&M based on the relative value of F&M’s regional banking equity compared with the total fair value of equity for the Regional Banking reporting unit. The analysis indicated that approximately 3.8% of the fair value of the Regional Banking unit resided in the Iowa franchise as of January 1, 2010. Therefore, Citizens allocated and wrote off $12.6 million of goodwill to discontinued operations.

During the second quarter of 2009, Citizens recorded a non-cash goodwill impairment charge against the goodwill allocated to the Regional Banking line of business of $256.3 million. The goodwill impairment charge was not tax deductible, did not impact Citizens’ tangible equity or regulatory capital ratios, and did not adversely affect Citizens’ overall liquidity position.

A summary of core deposit intangibles follows:

	December 31,
(in thousands)	2011	2010
Core deposit intangibles	$62,835	$62,835
Accumulated amortization	(55,407)	(52,381)

Total	$7,428	$10,454

The following presents the estimated future amortization expense of core deposit intangible assets.

(in thousands)	Intangible Amortization Expense
2012	$2,120
2013	1,727
2014	1,421
2015	1,179
2016	981

Total	$7,428

All of Citizens’ core deposit intangible assets have finite lives and are amortized on an accelerated basis corresponding with the anticipated lives of the underlying deposits over varying periods not exceeding 10 years. The weighted average amortization period for core deposit intangible assets is 2.1 years.

Note 7. Deposits

Overdrafts on demand accounts are classified as loans, rather than deposits, on the face of the balance sheet and totaled $7.2 million and $11.1 million at December 31, 2011 and 2010, respectively. Time deposits over $100,000 totaled $616.0 million at December 31, 2011, compared with $1.1 billion at December 31, 2010. The scheduled maturities for time deposits over $100,000 at December 31, 2011 were as follows:

(in thousands)	Deposit Maturities
2012	$331,343
2013	142,944
2014	74,685
2015	50,392
2016	16,273
Thereafter	351

Total	$615,988

Note 8. Short-Term Borrowings

Short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings (which consist primarily of Treasury, Tax and Loan borrowings). Federal funds purchased are overnight borrowings from other financial institutions. Securities sold under agreements to repurchase are secured transactions done principally with investment banks. Maturities of securities sold under agreements to repurchase are generally 90 days or less.

Information relating to federal funds purchased and securities sold under agreements to repurchase follows:

(in thousands)	2011	2010	2009
At December 31:
Balance	$40,098	$41,699	$32,900
Weighted average interest rate paid	0.19%	0.18%	0.34%
During the year:
Maximum outstanding at any month-end	$43,737	$42,334	$52,025
Daily average	42,064	34,683	42,077
Weighted average interest rate paid	0.19%	0.23%	0.37%

Note 9. Long-Term Debt

A summary of long-term debt follows:

	December 31,
(in thousands)	2011	2010
Citizens (Parent only):
Subordinated debt:
5.75% subordinated notes due February 2013	$17,101	$16,932
Variable rate junior subordinated debenture due June 2033	25,774	25,774
7.50% junior subordinated debentures due September 2066	48,677	48,382
Subsidiary:
Federal Home Loan Bank advances	658,484	837,410
Other borrowed funds	104,149	104,191

Total	$854,185	$1,032,689

On January 27, 2003, Citizens issued $125.0 million of 5.75% subordinated notes, maturing February 1, 2013. Issuance costs were capitalized and are included in the long-term debt total on the balance sheet. The issuance costs were amortized over ten years as a component of interest expense. Under the risk-based capital guidelines, a portion of the subordinated debt currently qualifies as Tier 2 supplementary capital.

On June 26, 2003, Citizens issued $25.8 million of floating rate, 30-year trust preferred securities through an unconsolidated special purpose trust to unrelated institutional investors. The gross proceeds from issuance were used to purchase a floating rate junior subordinated deferrable interest debenture (“Debenture”) issued by Citizens, which is the sole asset of the trust. The Debenture matures in thirty years and bears interest at an annual rate equal to the three-month LIBOR plus 3.10%, payable quarterly beginning in September 2003. Interest is adjusted on a quarterly basis not to exceed 11.75%. The Debenture is an unsecured obligation of Citizens and is junior in right of payment to all future senior indebtedness of Citizens. Citizens has guaranteed that interest payments on the Debenture made to the trust will be distributed by the trust to the holders of the trust preferred securities. The trust preferred securities of the special purpose trust are callable at par and must be redeemed in thirty years after issuance. The issuance costs were amortized to the call date over five years as a component of interest expense, as Citizens believed this was the most probable life of these securities. Under the risk-based capital guidelines, the trust preferred securities currently qualify as Tier 1 capital.

On October 3, 2006, Citizens Funding Trust I (“2006 Trust”) completed an offering of $150.0 million aggregate liquidation amount of enhanced trust preferred securities. The gross proceeds from issuance were used to purchase a junior subordinated deferrable interest debenture issued by Citizens, which is the sole asset of the 2006 Trust. The 2006 debentures rank junior to Citizens’ outstanding debt, including the other outstanding junior subordinated debentures. The enhanced trust preferred securities are listed on the New York Stock Exchange (NYSE symbol CTZ-PA). Distributions on the securities, which represent undivided beneficial interests in the assets of the 2006 Trust, accrue from the original issue date and are payable quarterly in arrears at an annual rate of 7.50%, beginning December 15, 2006. The securities became callable on September 15, 2011 and mature on September 15, 2066. Issuance costs of $5.1 million were capitalized and are amortized through the long-term debt total on the Consolidated Balance Sheets. The issuance costs were amortized to the call date over five years as a component of interest expense. The proceeds were used to finance the cash portion of the consideration paid in Citizens’ merger with Republic Bancorp and for general corporate purposes.

On September 30, 2009, Citizens exchanged shares of common stock for long-term debt with a carrying value of $204.0 million. The extinguished long-term debt was comprised of $107.8 million principal amount of its 5.75% subordinated notes ($104.2 million, net of early amortization of prior debt issuance costs) and $101.3 million aggregate liquidation amount of the 7.50% trust preferred securities of the 2006 Trust ($99.8 million, net of early amortization of prior debt issuance costs). Refer to Note 14 for additional information.

On January 28, 2010 Citizens announced that it was suspending the dividend payments on its trust preferred securities. Citizens accrues for this obligation in other liabilities on the Consolidated Balance Sheets and as of December 31, 2011, the total amount of the arrearage is $9.8 million.

As of December 31, 2011, advances from the FHLB are at fixed rates ranging from 2.51% to 6.93% and mature from 2014 through 2021. Citizens restructured $245.0 million and $250.0 million in FHLB advances during 2011 and 2010, respectively. These restructures resulted in the locking in of lower term funding rates. The average interest rate on the 2011 restructured advances was reduced to 3.32% from 4.84% and the average remaining term was extended to 5.8 years from 3.3 years. The average interest rate on the 2010 restructured advances was reduced to 2.78% from 4.90% and the average remaining term was extended to 4.5 years from 1.0 years. FHLB advances totaling $5.0 million may be put back to Citizens at the option of the FHLB. Advances totaling $463.0 million are non-convertible and subject to neither put nor call options. Citizens’ advances from the FHLB were collateralized at December 31, 2011 with $2.2 billion of residential and commercial loans secured by real estate and securities held for pledging.

As of December 31, 2011, $103.4 million of long-term repurchase agreements with interest rates up to 4.69%, maturing between August 2015 and May 2016 were outstanding. Long-term repurchase agreements are classified under Other borrowed funds.

The par value of long-term debt is scheduled to mature as shown in the table below. This schedule excludes all carrying value adjustments, such as purchase accounting fair value adjustments, hedge accounting fair value adjustments, and unamortized premiums and discounts, that will not affect future cash payments associated with the maturity of this debt.

(in thousands)	Parent	Subsidiary	Consolidated
2012	$—	$1,031	$1,031
2013	17,266	27	17,293
2014	—	125,030	125,030
2015	—	291,658	291,658
2016	—	101,787	101,787
Thereafter	74,451	237,622	312,073

Total	$91,717	$757,155	$848,872

Note 10. Fair Values of Assets and Liabilities

Fair value estimates are intended to represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Given that there is no active market for many of Citizens’ financial instruments, Citizens has made estimates using discounted cash flow or other valuation techniques. Inputs to these valuation methods are subjective in nature, involve uncertainties, and require significant judgment and therefore cannot be determined with precision. Accordingly, the derived fair value estimates presented herein are not necessarily indicative of the amounts Citizens could realize in a current market exchange.

The fair value estimates are based on existing on- and off-balance sheet financial instruments and do not attempt to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. For example, Citizens has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include Citizens’ brokerage network, net deferred tax assets (and the related valuation reserves), and premises and equipment. In addition, tax ramifications related to the recognition of unrealized gains and losses such as those within the investment securities portfolio can have a significant effect on estimated fair values and have not been considered in the estimates. For these reasons, the aggregate fair value should not be considered an indication of Citizens’ value.

Citizens groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1 — Valuation is based upon quoted prices for identical instruments in active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates that market participants would use in pricing the asset or liability. Valuation techniques include the use of discounted cash flow models and similar techniques.

The estimated fair values of Citizens’ financial instruments follow.

	December 31, 2011		December 31, 2010
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$153,418	$153,418	$127,585	$127,585
Money market investments	313,632	313,632	409,079	409,079
Securities available for sale	1,312,733	1,312,733	2,049,528	2,049,528
Securities held to maturity	1,444,054	1,487,550	474,832	469,421
FHLB and Federal Reserve stock	117,943	117,943	143,873	143,873
Net portfolio loans	5,356,809	5,101,446	5,920,571	5,157,339
Deferred compensation assets	8,477	8,477	10,951	10,951
Loans held for sale	10,402	10,402	40,347	40,347
Accrued interest receivable	31,390	31,390	33,310	33,310
Financial liabilities:
Deposits	7,394,941	7,424,427	7,726,834	7,778,461
Short-term borrowings	40,098	40,098	42,319	42,319
Long-term debt	854,185	927,533	1,032,689	1,071,250
Accrued interest payable	14,047	14,047	10,901	10,901
Financial instruments with off-balance sheet risk (1) :
Letters of credit (2)	(982)	(2,808)	(1,357)	(4,980)
Derivative instruments	948	948	1,862	1,862

(1)	Positive amounts represent assets, whereas negative amounts represent liabilities.
(2)

The carrying amount for letters of credit is part of the total carrying amount of net loans. It is show n here separately to disclose the estimated fair value w hich is based on a discounted cash flow method utilizing current market pricing. This amount is not included in the net loans estimate of fair value.

The carrying amount approximates fair value for cash, money market investments, and accrued interest. The methods and assumptions used to estimate the fair value for other financial instruments are set forth below. There were no changes in the valuation methods used to estimate fair value during the twelve months ended December 31, 2011.

Securities Available for Sale. Fair value measurement is based upon quoted prices for similar assets, if available, or matrix pricing models. Matrix pricing is a mathematical technique widely used in the financial industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. The securities in the available for sale portfolio are priced by independent providers. These providers utilize pricing models that vary by asset class and incorporate available trade, bid and other market information and for structured securities, cash flow and, when available, loan performance data. Because many fixed income securities do not trade on a daily basis, the pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. In addition, model processes to assess interest rate impact and develop prepayment scenarios are used. The impact of unobservable inputs and proprietary models are not material to the determination of fair values of these securities. In obtaining such valuation information from third parties, Citizens has evaluated their valuation methodologies used to develop the fair values in order to determine whether such valuations are representative of the price at which a transaction would take place in current markets. Further, Citizens completes a comparison of the fair value estimates quarterly by validating the data received to date provided by a separate third party. In order to then evaluate reasonableness of the market data, Citizens also independently prices a sampling of securities using data from an independent source. Should Citizens find variances, the prices are then challenged and prices are adjusted accordingly. To date, there has been no significant findings or adjustments made by Citizens. Citizens’ principal markets for its securities portfolios are the secondary institutional markets, with an exit price that is predominantly reflective of bid level pricing in those markets.

Recurring Level 3 securities include auction rate securities issued by student-loan authorities and a taxable municipal Qualified Zone Academy Bond (“QZAB”). Due to the nature of the auction rate securities and the lack of a secondary market with active fair value indicators, Citizens used an income approach based on a discounted cash flow model utilizing significant unobservable inputs (Level 3) in the valuation process to estimate the transaction price between market participants for each group of securities as of the valuation date. The significant assumptions made in this modeling process included the discount rate, the term over which this discount rate would stabilize, and fail rate formulas utilizing assumed interest payments. Due to the current illiquid market for QZAB bonds, Citizens relies on models containing significant unobservable market-based inputs to determine the fair value of these bonds. The primary unobservable pricing input was the assumption made regarding the ability of market participants to utilize the tax credits associated with this type of instrument.

Securities Held to Maturity. The fair value of securities classified as held to maturity are based upon quoted prices for similar assets, if available, or matrix pricing models. This process is essentially the same as the valuation methodologies and price verification functions used for securities available for sale.

FHLB and Federal Reserve Stock. The carrying amount of FHLB and Federal Reserve stock is used to approximate the fair value of these investments. These securities are not readily marketable, are recorded at cost (par value), and are evaluated for impairment based on the ultimate recoverability of the par value. Citizens considers positive and negative evidence, including the profitability and asset quality of the issuer, dividend payment history and recent redemption experience, when determining the ultimate recoverability of the par value. Citizens believes its investments in FHLB and Federal Reserve stock are ultimately recoverable at par.

Net Portfolio Loans. The fair value of loans and loan commitments is estimated based on discounted cash flows using exit-value rates at December 31, 2011 and December 31, 2010, weighted for varying maturity dates. The cash flows take into consideration current portfolio interest rates and repricing characteristics as well as assumptions relating to prepayment speeds. The discount rates take into consideration the current market interest rate environment, a credit risk component based on the credit characteristics of each loan portfolio, and a liquidity premium reflecting the liquidity or illiquidity of the market. If an entry-value rate was used to estimate the fair value of loans and loan commitments, the disclosed fair value would have been higher for the periods presented.

Deposits. The estimated fair value of demand deposits (e.g., noninterest and interest bearing demand, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows at current interest rates. The estimated fair value of deposits does not take into account the value of Citizens’ long-term relationships with depositors, commonly known as core deposit intangibles, which are separate intangible assets, and not considered financial instruments.

Short-Term Borrowings. The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings approximate their fair values because they frequently reprice to a market rate.

Long-Term Debt. The fair value is estimated using observable market prices and by discounting future cash flows using current interest rates for similar financial instruments.

Derivative Instruments. Substantially all derivative instruments held or issued by Citizens are traded in over-the-counter markets where quoted market prices are not readily available. Derivative instruments are priced by independent providers using observable market assumptions with adjustments based on widely accepted valuation techniques. For those derivatives, Citizens measures fair value with models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk (credit valuation adjustments). Citizens assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions, and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives.

Deferred Compensation Assets. Citizens has a portfolio of mutual fund investments which hedge the deferred compensation liabilities for various employees, former employees and directors. These investments are traded on active exchanges with valuations obtained from readily available pricing sources for market transactions involving identical assets. Additionally, Citizens invests in a Guaranteed Income Fund which is valued based on similar assets in an active market.

Impaired Loans. A loan is considered to be impaired when it is probable that all of the principal and interest due under the original underwriting terms of the loan may not be collected. Impairment is typically measured based on the fair value of the underlying collateral. The fair value of the underlying collateral is determined, where possible, using market prices derived from appraisals or broker price opinions, which are considered to be Level 2. Fair value may also be measured using the present value of expected future cash flows discounted at the loan’s effective interest rate. Since certain assumptions and unobservable inputs are currently being used in both techniques, impaired loans are recorded as Level 3 in the fair value hierarchy. Citizens measures impairment on all nonaccrual commercial and industrial and commercial real estate loans for which it has established specific reserves as part of the specific allocated allowance component of the allowance for loan losses. Citizens measures impairment on all residential mortgage loans over 180 days past due.

Loans Held for Sale. Residential mortgage loans held for sale are comprised of loans originated for sale in the ordinary course of business and selected nonperforming residential mortgage loans. The fair value of residential mortgage loans originated for sale in the secondary market is based on purchase commitments or quoted prices for similar loans and are classified as nonrecurring Level 2. The fair value of nonperforming residential mortgage loans is based on the fair value of the underlying collateral, net of estimated costs to sell, using market prices derived from indicative pricing models which utilize projected assumptions Citizens believes potential investors would make, broker price opinions or appraisals, and are classified as nonrecurring Level 3.

Commercial loans held for sale are comprised primarily of loans identified for sale that are recorded at the lower of carrying amount or market value based on appraisals of the underlying collateral, which are also subject to management adjustments based on current market conditions and recent sales activity. Fair value may also be measured using the present value of expected future cash flows discounted at the loan’s effective interest rate. Citizens records commercial loans held for sale as nonrecurring Level 3.

Other Real Estate. Other real estate (“ORE”) is comprised of commercial and residential real estate acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure. Commercial properties and former branch locations are carried at fair value at the time of acquisition based on the fair value of the underlying real property, net of estimated costs to sell. This is determined using market prices derived from appraisals or broker price opinions, which are considered to be Level 2. However, certain assumptions and unobservable inputs are currently being used by appraisers, brokers and management, therefore, qualifying the assets as Level 3 in the fair value hierarchy. Residential real estate is recorded at the fair value of the underlying real property, net of estimated costs to sell, using market prices derived from indicative pricing models which utilize projected assumptions Citizens believes potential investors would make, broker price opinions or appraisals, and are classified as nonrecurring Level 3. Losses arising from the initial acquisition of such properties are charged against the allowance for loan losses at the time of transfer. Subsequent valuation adjustments to reflect fair value, as well as gains and losses on disposal of these properties, are charged to noninterest expense as incurred. Citizens records ORE properties as nonrecurring Level 3.

Repossessed Assets. Repossessed assets consist of consumer assets acquired to satisfy the consumer’s outstanding delinquent debt. These assets consist of automobiles, boats, recreational vehicles and other personal items. These assets are carried at fair value, net of estimated costs to sell, based on internally developed procedures. Citizens records repossessed assets as nonrecurring Level 3.

Some of the assets and liabilities discussed above are measured on a recurring basis while others are measured on a nonrecurring basis, with the determination based upon applicable existing accounting pronouncements. For example, investment securities available for sale, derivative instruments, and deferred compensation assets are recorded at fair value on a recurring basis. Other assets, such as loans held for sale, impaired loans, other real estate, and repossessed assets are recorded at fair value on a nonrecurring basis. Goodwill and core deposit intangibles are measured for impairment on a nonrecurring basis and are written down when the value of the individual asset has declined.

The following tables presents the balances of assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2010.

December 31, 2011 (in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale:
Collateralized mortgage obligations	$365,302	$—	$365,294	$8
Mortgage-backed	823,852	—	823,852	—
State and municipal	123,308	—	121,862	1,446
Other	271	—	38	233

Total available for sale	1,312,733	—	1,311,046	1,687
Other assets:
Derivatives designated as hedging instruments	3,791	—	3,791	—
Derivatives not designated as hedging instruments	17,088	—	17,088	—
Deferred compensation assets	8,477	6,791	1,686	—

Total other assets	29,356	6,791	22,565	—

Total	$1,342,089	$6,791	$1,333,611	$1,687

Other liabilities:
Derivatives designated as hedging instruments	$2,317	$—	$2,317	$—
Derivatives not designated as hedging instruments	17,614	—	17,614	—

Total	$19,931	$—	$19,931	$—

December 31, 2010 (in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale:
Federal agencies	$5,557	$—	$5,557	$—
Collateralized mortgage obligations	599,264	—	599,253	11
Mortgage-backed	1,259,131	—	1,259,131	—
State and municipal	183,584	—	179,772	3,812
Other	1,992	—	1,656	336

Total securities available for sale	2,049,528	—	2,045,369	4,159
Other assets:
Derivatives designated as hedging instruments	1,976	—	1,976	—
Derivatives not designated as hedging instruments	26,409	—	26,409	—
Deferred compensation assets	10,951	7,654	3,297	—

Total other assets	39,336	7,654	31,682	—

Total	$2,088,864	$7,654	$2,077,051	$4,159

Other liabilities:
Derivative not designated as hedging instruments	$26,523	$—	$26,523	$—

Total other liabilities	26,523	—	26,523	—

Total	$26,523	$—	$26,523	$—

There were no transfers between levels within the fair value hierarchy during the 12 month period ended December 31, 2011. The following table presents the reconciliation of Level 3 assets held by Citizens on December 31, 2011.

		Net Realized/Unrealized Gains (Losses)
(in thousands)	Balance at December 31, 2010	Recorded in Earnings		Recorded in Other Comprehensive Income (Pretax)	Settlements	Balance at December 31, 2011
		Realized	Unrealized
Securities available for sale
Collateralized mortgage obligations	$11	$—	$—	$—	$(3)	$8
State and municipal	3,812	585	—	(98)	(2,853)	1,446
Other	336	19	—	(34)	(88)	233

Total	$4,159	$604	$—	$(132)	$(2,944)	$1,687

The following table includes assets measured at fair value on a nonrecurring basis that have had a fair value adjustment as of December 31, 2011.

December 31, 2011 (in thousands)	Initial Carrying Value	Fair Value
		Total	Level 1	Level 2	Level 3
Impaired loans	$245,004	$33,435	$—	$—	$33,435
Commercial loans held for sale	5,920	1,333	—	—	1,333
Residential mortgage loans held for sale	6,740	1,976	—	—	1,976
Other real estate	12,514	3,596	—	—	3,596
Repossessed assets	5,130	2,565	—	—	2,565

Total	$275,308	$42,905	$—	$—	$42,905

Note 11. Employee Benefit Plans

Pension and Postretirement Benefits: Citizens maintains a cash balance defined benefit pension plan. Pension retirement benefits are based on the employees’ length of service and salary levels. Under the defined benefit plan, employees are eligible for early retirement at age 55 with at least 3 years of service. It is Citizens’ policy to fund pension costs in an amount sufficient to meet or exceed the minimum funding requirements of applicable laws and regulations, plus such additional amounts as Citizens deems appropriate up to the level allowed by federal tax regulations. Actuarially determined pension costs are charged to current operations. Effective December 31, 2006, Citizens’ defined benefit pension plan was “frozen,” preserving prior earned benefits but discontinuing the accrual of further benefits. Citizens also maintains nonqualified supplemental benefit plans for certain former key employees. These plans are provided for by charges to earnings sufficient to meet the projected benefit obligation under applicable accounting standards. Benefits under the nonqualified supplemental plans are based primarily on years of service, age and compensation before retirement. The defined pension benefits provided under these plans are unfunded and any payments to plan participants are made by Citizens. Citizens’ postretirement benefit plan provides postretirement health and dental care to full-time employees who retired with eligibility for coverage based on historical plan terms. Current employees are not eligible to participate in the bank-subsidized health and dental plan.

The estimated portion of balances included in accumulated other comprehensive income that have not been recognized prior to December 31 are presented below.

	Cumulative Balance at December 31,
(in thousands)	2011	2010
Defined Benefit Pension Plans
Prior service cost	$147	$174
Net actuarial loss	38,498	34,100

Unrecognized balance	38,645	34,274

Supplemental Pension Plans
Prior service cost	—	—
Net actuarial loss	1,148	896

Unrecognized balance	1,148	896

Postretirement Benefit Plans
Prior service credit	(6,023)	(1,783)
Net actuarial gain	(1,609)	(1,901)

Unrecognized balance	(7,632)	(3,684)

Unrecognized net prior service credit	$(5,876)	$(1,609)
Unrecognized net actuarial loss	38,037	33,095

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during 2012 are amortization of prior service credits and net losses of $0.9 million and $3.0 million, respectively.

The net actuarial gain or loss and prior service cost recognized in accumulated other comprehensive income are presented below.

December 31, (in thousands)	Qualified Pension Plan		Non-Qualified Pension Plan		Postretirement Health Plan		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Net prior service credit	$—	$—	$—	$—	$(4,869)	$(398)	$(4,869)	$(398)
Net loss (gain)	8,262	3,419	313	400	148	(951)	8,723	2,868

An actuarial measurement date of December 31 was utilized in the following table to determine the projected benefit obligations, fair value of plan assets, and accumulated benefit obligation at December 31, 2011 and 2010.

	Pension Benefits		Supplemental Pension Plan		Postretirement Benefits
(in thousands)	2011	2010	2011	2010	2011	2010
Change in Benefit Obligation
Projected benefit obligation, beginning of year	$78,282	$74,007	$5,441	$5,292	$7,628	$9,295
Interest cost	3,767	4,132	233	264	327	398
Participant contribution	—	—	—	—	403	412
Actuarial losses (gains)	3,951	5,841	313	400	148	(951)
Plan amendments	—	—	—	—	(4,869)	(398)
Curtailments	—	—	—	—	(571)	—
Benefits paid	(6,083)	(5,698)	(515)	(515)	(977)	(1,128)

Projected benefit obligation, end of year	$79,917	$78,282	$5,472	$5,441	$2,089	$7,628

Accumulated benefit obligation, end of year	$79,917	$78,282	$5,472	$5,441	$2,089	$7,628

Change in Plan Assets
Fair value of plan assets, beginning of year	$65,658	$64,121	$—	$—	$—	$—
Actual return on plan assets	(227)	7,235	—	—	—	—
Employer contribution	225	—	515	515	574	716
Participant contribution	—	—	—	—	403	412
Benefits paid	(6,083)	(5,698)	(515)	(515)	(977)	(1,128)

Fair value of plan assets, end of year	$59,573	$65,658	$—	$—	$—	$—

Reconciliation of Funded Status
Underfunded status of plan	$(20,344)	$(12,624)	$(5,472)	$(5,441)	$(2,089)	$(7,628)

Net amount recognized in the consolidated balance sheets	$(20,344)	$(12,624)	$(5,472)	$(5,441)	$(2,089)	$(7,628)

At December 31, 2011, the underfunded status of the Cash Balance Pension Plan for employees, the Supplemental Pension Plans, and the Retirement Health Plan is recognized in the consolidated balance sheet as an accrued liability. No plan assets are expected to be returned to Citizens during the year ending December 31, 2012.

Effective December 31, 2011, Citizens recognized the impact of a plan amendment based upon the implementation of a new Medicare Supplemental program for the postretirement plan participants. Additionally, this change resulted in the recognition of a curtailment benefit due to the elimination of a subsidy for a portion of the plan participants.

The components of net periodic benefit cost charged to operations each year for all plans follow:

(in thousands)	2011	2010	2009
Defined Benefit Pension Plans
Interest cost	$3,767	$4,132	$4,366
Expected return on plan assets	(4,083)	(4,814)	(6,282)
Amortization of unrecognized:
Prior service cost	26	26	26
Net actuarial loss	3,230	2,200	1,261

Net pension cost	2,940	1,544	(629)

Supplemental Pension Plans
Interest cost	233	264	588
Settlement charge related to lump sum payments	—	—	455
Curtailment loss	—	—	941
Amortization of unrecognized:
Net actuarial loss	35	18	12

Net pension cost	268	282	1,996

Postretirement Benefit Plans
Interest cost	327	398	571
Curtailment gain	(571)	—	—
Amortization of unrecognized:
Prior service credit	(335)	(289)	(267)
Net actuarial gain	(143)	(199)	(31)

Net postretirement benefit cost	(722)	(90)	273

Total pension and postretirement benefit cost	2,486	1,736	1,640

Defined contribution retirement and 401(k) plans
Employer contributions	—	—	2,253

Total periodic benefit cost	$2,486	$1,736	$3,893

The assumptions used in determining the actuarial present value of the benefit obligations and the net periodic pension expense follow:

	Pension Benefits		Supplemental Pension Plan		Postretirement Benefits
	2011	2010	2011	2010	2011	2010
Assumptions used to compute projected benefit obligation
Discount rate	4.50%	5.00%	4.00%	4.50%	4.00%	4.50%

Assumptions used to compute net benefit costs
Discount rate	5.00	5.75	4.50	5.25	4.50	5.25
Expected return on plan assets	7.00	7.20	—	—	—	—

At December 31, 2011, the projected benefit payments for the employee benefit plans over the next ten years follow:

(in thousands)	Defined Benefit Pension Plan	Supplemental Pension Plan	Postretirement Benefit Plan	Total Benefits
2012	$4,991	$515	$216	$5,722
2013	4,968	496	200	5,664
2014	5,293	477	197	5,967
2015	5,147	435	193	5,775
2016	5,250	415	188	5,853
2017 to 2021	26,838	1,784	813	29,435

Total	$52,487	$4,122	$1,807	$58,416

The projected payments were calculated using the same assumptions as those used to calculate the benefit obligations listed above.

Investment Policy and Strategy: Management’s investment policy and strategy for managing defined benefit plan assets is described as growth with income. Management analyzes the potential risks and rewards associated with the asset allocation strategies on a quarterly basis. Implementation of the strategies includes regular rebalancing to the target asset allocation. During 2009, management reduced the target allocation of assets to equities by 10%. This strategy was enacted to better match the current characteristics of the plan and reduce funding volatility. The mix remained at 60% equities and 40% fixed income debt securities and cash and cash equivalents during 2011. The long-term rate of return expected on plan assets is finalized after considering long-term returns in the general market, long-term returns experienced by the assets in the plan, and projected plan expenses.

The plans’ target asset allocation and the actual asset allocation at December 31, 2011 are presented below.

	Target Allocation	Actual Allocation
Asset Category:
Equity securities	60%	60%
Debt securities	34	38
Short-term pooled money fund	6	2

	100%	100%

The pension plan assets for which Citizens determines fair value include a short-term pooled money fund, equity, and fixed income securities, all of which fall into Level 2 in the fair value hierarchy at December 31, 2011. Citizens’ pension plan assets are invested solely in pooled separate account funds, which are managed by Prudential. The net asset values (NAV) are based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of units outstanding. The NAV’s unit price of the pooled separate accounts is not quoted on any market; however, the unit price is based on the underlying investments which are traded in an active market and are priced by independent providers. Citizens has evaluated their valuation methodologies used to develop the fair values in order to determine whether such valuations are representative of an exit price in Citizens’ principal markets. Further, Citizens has developed an internal, independent price verification function that performs testing on valuations received from third parties. There are no significant restrictions on Citizens’ ability to sell any of the investments in the pension plan.

The estimated fair values of Citizens’ pension plan assets at December 31, 2011 are as follows:

		December 31, 2011
(in thousands)	Total	Level 1	Level 2	Level 3
Asset Category:
Short-term pooled money fund	$921	$—	$921	$—
Equity securities
Large cap (1)	17,586	—	17,586	—
Mid-cap	4,040	—	4,040	—
Small-cap	5,737	—	5,737	—
International equity	8,396	—	8,396	—
Fixed income securities
Intermediate term fixed (2)	22,893	—	22,893	—

Total	$59,573	$—	$59,573	$—

(1)	This category is comprised of not actively managed low-cost equity index funds that the S&P 500 and Russell 1000.
(2)	This category represents invest ment grade bonds of U.S. issuers from diverse industries.

Citizens anticipates contributing $2.3 million in 2012 to the defined benefit pension plan as required under current funding regulations. Citizens anticipates making a contribution of $0.5 million to the nonqualified supplemental benefit plans during 2012. In addition, Citizens expects to pay $0.2 million in contributions to the postretirement healthcare benefit plan during 2012.

Prior service pension costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans. For the postretirement health care benefit plan, Citizens assumed a 9.0% annual health care cost trend rate for 2011, which grades down to the ultimate trend of 5.0% by 2032. This assumption can have a significant effect on the amounts reported. A one-percentage-point change in assumed health care trend rates would have the following effects:

(in thousands)	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$24	$(22)
Effect on the postretirement benefit obligation	183	(164)

Defined Contribution Retirement and 401(k) Plans: Substantially all employees are eligible to contribute a portion of their pre-tax salary to a defined contribution 401(k) savings plan. Citizens suspended the 401(k) matching funds and annual discretionary contributions during the third quarter of 2009. As of July 29, 2011 the Board of Directors approved the reinstatement of the 401(k) matching funds effective January 1, 2012. Contributions to the 401(k) savings plan will be matched 50% on the first 2% of salary deferred and 25% on the next 6% deferred.

Note 12. Stock-Based Compensation

Citizens has a stock-based compensation plan authorizing the granting of incentive and nonqualified stock options, restricted stock awards, restricted stock units, and performance awards to employees and non-employee directors. A plan amendment and restatement was approved by shareholders on May 4, 2010 that increased the number of shares reserved under the plan to 2,400,000, removed the 200,000 share sublimit for grants other than stock options and made various other changes. At December 31, 2011, Citizens had 1,149,813 shares of common stock reserved for future issuance under the current plan.

Under the provisions of the grants made pursuant to the Stock Compensation Plan in 2011 and 2010, stock awards were divided between performance-based stock and time-based stock. The performance-based stock was measured against annual metrics over a two year period. The time-based stock will vest three years after the grant date. Once vested, these shares will remain nontransferable until the Holding Company has redeemed all or a portion of the TARP Preferred Stock issued to Treasury pursuant to the Capital Purchase Program. A prorated portion of the vested shares become transferable upon redemption of the Troubled Asset Relief Program (“TARP”) Preferred Stock based on a predefined schedule established by the Treasury.

The compensation cost for share-based awards is recognized in salaries and employee benefits based on the fair value at the date of grant and is recognized on a straight-line basis over the requisite service period of the award. The requisite service period is presumed to be the stated vesting period or the estimated time that will be required to satisfy any performance conditions. Restricted shares are included in outstanding stock totals, and are entitled to receive dividends and have voting rights. Restricted stock units have no voting or dividend rights but have dividend equivalent rights entitling them to additional shares at the time the units are settled for common stock. Forfeited and expired options and forfeited shares of restricted stock become available for future grants.

The following table sets forth the total stock-based compensation expense resulting from stock options and restricted stock awards included in the Consolidated Statements of Operations.

(in thousands)	2011	2010	2009
Stock option compensation	$—	$—	$11
Restricted stock compensation	3,160	2,193	1,792

Stock-based compensation expense before income taxes	3,160	2,193	1,803
Income tax benefit (1)	(1,106)	(768)	(631)

Total	$2,054	$1,425	$1,172

(1)

The income tax benefit is calculated based on the statutory rate. Due to the fact that Citizens has a valuation allow ance, the income tax benefit may not be realized. Refer to Note 13 for additional information.

During the first quarter of 2009, a pre-tax expense reversal of $1.3 million was made to stock-based compensation as a result of actual forfeitures exceeding the estimated forfeiture rate for restricted stock.

There were no stock options exercised during the years ended December 31, 2011, 2010, and 2009. Citizens presents excess tax benefits from the exercise of stock options, if any, as financing cash inflows and as operating cash outflows on the Consolidated Statement of Cash Flows.

The following table summarizes stock option activity.

	Options
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2009	345,066	$262.10
Forfeitures or Expirations	(38,391)	261.50

Outstanding at December 31, 2009	306,675	262.20
Forfeitures or Expirations	(78,366)	234.10

Outstanding at December 31, 2010	228,309	271.80
Forfeitures or Expirations	(53,305)	242.38

Outstanding at December 31, 2011	175,004	$279.35	1.5	$—

Exercisable	175,004	$279.35	1.5	$—

There were no stock options vested during 2011. The fair value of options vested during 2010 and 2009 was less than $0.1 million.

As of December 31, 2011, $4.1 million of total unrecognized compensation cost related to restricted stock is expected to be recognized over a weighted average period of 1.8 years.

The following table summarizes restricted stock activity.

	Number of Shares	Weighted-Average Per Share Grant Date Fair Value
Restricted stock at January 1, 2009	60,903	$144.30
Granted	38,482	12.90
Vested	(22,515)	155.80
Forfeited	(14,994)	123.10

Restricted stock at December 31, 2009	61,876	63.50

Granted	309,260	11.70
Vested	(30,729)	66.20
Forfeited	(29,407)	18.80

Restricted stock at December 31, 2010	311,000	13.30

Granted	594,620	8.05
Vested	(35,802)	24.46
Forfeited	(43,849)	11.36

Restricted stock at December 31, 2011	825,969	$9.27

The total fair value of restricted stock vested during 2011, 2010, and 2009 was $0.3 million each year.

Note 13. Income Taxes

Significant components of income taxes from continuing operations are as follows.

(in thousands)	2011	2010	2009
Current tax (benefit) expense:
Federal	$(12,750)	$12,337	$(7,993)
State	(167)	(67)	(554)

Total current tax expense (benefit)	(12,917)	12,270	(8,547)
Deferred tax benefit	(25,911)	(52,009)	(100,874)
Valuation allowance	18,570	52,597	79,788

Total income tax (benefit) provision	$(20,258)	$12,858	$(29,633)

Generally, the calculation for the income tax provision (benefit) does not consider the tax effects of changes in OCI, which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a pre-tax loss from continuing operations and income in other components of the financial statements. In such a case, pre-tax income from other categories (such as changes in OCI) is included in the calculation of the tax provision for the current year. For 2011 and 2009, this resulted in an increase to the income tax benefit of $7.7 million and $22.9 million, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Citizens’ deferred tax assets and liabilities as of December 31, 2011 and 2010 follow.

	December 31,
(in thousands)	2011	2010
Deferred tax assets:
Allowance for loan losses and other credit losses	$72,843	$105,763
Accrued post employment benefits other than pensions	3,853	4,114
Deferred compensation	4,260	5,271
Accrued expenses	4,906	3,119
Loss carryforwards	231,616	153,866
Tax credit carryforwards	2,820	15,521
Minimum pension liability	11,992	11,628
Purchase accounting adjustments	4,032	12,248
Other deferred tax assets	7,620	10,087

Deferred tax assets	343,942	321,617

Deferred tax liabilities:
Pension	7,437	8,411
Basis difference in FHLB stock	2,663	3,251
Tax deductible goodwill	14,933	14,574
Unrealized gains on securities and derivatives	21,330	13,266
Other deferred tax liabilities	1,028	3,775

Deferred tax liabilities	47,391	43,277

Net deferred tax assets	296,551	278,340
Valuation allowance	(311,484)	(292,914)

Net deferred tax liabilities	$(14,933)	$(14,574)

At December 31, 2011, the carrying values of certain loss carryforwards and the valuation allowance include a cumulative reduction of $32.1 million to reflect the estimated realizability at year end. This adjustment was required due to limitations imposed by Section 382 of the Internal Revenue Code as further discussed below.

At December 31, 2011, Citizens had gross federal loss carryforwards of $649.3 million that expire in 2028 through 2031, gross state loss carryforwards of $84.6 million that expire in 2014 through 2026, and $2.7 million of federal alternative minimum tax credits with an indefinite life.

Citizens reviewed its deferred tax assets and despite measurable positive trends, including improved capital, improved credit metrics, improved key risk indicators, and a stabilizing economy it must continue to carry a valuation allowance against the entire net deferred tax asset, excluding the deferred tax liability for tax deductible goodwill.

The deferred tax assets are analyzed quarterly for changes affecting realizability and the valuation allowance may be adjusted in future periods accordingly. The ultimate realization of these deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Changes in existing tax laws could also affect actual tax results and the valuation of deferred tax assets over time. The accounting for deferred taxes is based on an estimate of future results. Differences between anticipated and actual outcomes of these future tax consequences could have an impact on Citizens’ consolidated results of operations or financial position.

During 2009, Citizens incurred an ownership change within the meaning of Section 382 of the Internal Revenue Code. As a result, federal tax law places an annual limitation of approximately $17.7 million on the amount of certain loss carryforwards that may be used.

Citizens’ effective tax rate differs from the statutory federal tax rate. The following is a summary of such differences:

(in thousands)	2011	2010	2009
Tax at federal statutory rate (35%) applied to income before income taxes	$(4,757)	$(96,686)	$(190,466)
Increase (decrease) in taxes resulting from:
Tax method change	(12,794)	—	—
Tax-exempt income	(4,531)	(6,387)	(9,803)
Officers life insurance	(1,474)	(1,277)	(1,114)
Goodwill impairment	—	—	93,266
Change in valuation allowance	2,381	112,821	79,788
Other	917	4,387	(1,304)

Total income tax (benefit) provision	$(20,258)	$12,858	$(29,633)

In December 2010, Citizens filed a request with the Internal Revenue Service (“IRS”) to change its tax accounting method related to bad debts. The IRS approved the request in June 2011, which allowed Citizens to change its current method of recording tax bad debts from the book conformity method to a new specific charge-off method.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows.

(in thousands)	2011	2010	2009
Balance at January 1	$326	$1,522	$1,852
Additions based on tax positions related to the current year	—	—	—
Reductions for tax positions of prior years	—	(430)	(28)
Reductions due to the statute of limitations	(83)	(766)	(302)
Settlements	—	—	—

Balance at December 31	$243	$326	$1,522

It is Citizens’ policy to recognize interest and penalties accrued relative to unrecognized tax benefits in its respective federal or state income tax accounts. Accrued interest as of December 31, 2011 and 2010 was $0.1 million and $0.2 million, respectively. Citizens recognized a $0.1 million benefit of interest in 2011 and $0.2 million benefit of interest in 2010. Citizens does not believe it is reasonably possible that unrecognized tax benefits will significantly change within the next 12 months.

During 2010, Citizens settled its 2006 through 2008 federal examinations and recognized a tax benefit of $0.5 million. During 2009, Citizens settled its 2004 and 2005 federal examinations and paid less than $0.2 million in interest expense as a result of changes in the timing of deductions between the two years.

Citizens and its subsidiary file U.S. federal income tax returns, as well as various returns in the states where its banking offices are located. The following tax years remain subject to examination as of December 31, 2011.

Jurisdiction	Tax Years
Federal	2009 - 2011
State	2007 - 2011

Note 14. Shareholders’ Equity and Earnings Per Share

On June 14, 2011, Citizens announced a 1-for-10 reverse stock split of Citizens common stock effective after the close of trading on July 1, 2011. Citizens common stock began trading on a split adjusted basis on The Nasdaq Capital Market at the opening of trading on July 5, 2011. All share and per share amounts reflect the 1-for-10 reverse stock split.

In connection with the reverse stock split, stockholders received one new share of common stock in exchange for every ten shares held at the effective time. The reverse stock split reduced the number of shares of outstanding common stock from approximately 397.8 million to 39.8 million. The number of authorized shares of common stock was reduced from 1.05 billion to 105.0 million. Proportional adjustments were made to Citizens’ outstanding options, warrants and other securities entitling their holders to purchase or receive shares of Citizens common stock so that the reverse stock split did not materially affect any of the rights of holders of those securities. The number of shares available under Citizens’ equity-based plans was also proportionately reduced.

During the first quarter of 2010, Citizens suspended quarterly cash dividends on its TARP Preferred Stock. Citizens has both the intent and ability in the future to pay these dividends and therefore accrues for this obligation. Citizens is currently in arrears in the amount of $31.5 million and $15.4 million with the dividend payments on the TARP Preferred Stock as of December 31, 2011 and 2010, respectively.

On September 30, 2009, Citizens completed the settlement of its exchange offers to issue common stock in exchange for its outstanding 5.75% Subordinated Notes due 2013 and outstanding 7.50% Enhanced Trust Preferred Securities of the 2006 Trust (the “Exchange Offers”). In aggregate, 26.8 million shares at a fair value of $219.9 million ($8.20 per common share as of the expiration date of the Exchange Offers) were issued in exchange for long term debt with a carrying value of $204.0 million. The consummation of the Exchange Offers created a net loss on the early extinguishment of debt totaling $15.9 million, which represented the difference between the fair value of Citizens’ common stock issued and the carrying value of the retired debt. After taking into account $6.4 million of issuance costs, the transaction resulted in an increase to common equity of $197.6 million.

On December 12, 2008, Citizens issued 300,000 shares of TARP Preferred Stock to the Treasury as part of the Treasury’s Capital Purchase Program. In addition, Citizens issued a ten-year warrant to the Treasury to purchase up to 1,757,813 shares of Citizens’ common stock, no par value at an exercise price of $25.60 per share. The aggregate proceeds from the transaction were $300.0 million. The TARP Preferred Stock has no par value, carries a liquidation price of $1,000 per share, and pays cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. After three years, Citizens may redeem the preferred stock at the liquidation price plus accrued and unpaid dividends. Citizens is accreting the book value of the preferred stock issued under the TARP using the effective interest method up to the par value of $300 million. The preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares qualify as Tier 1 capital. The warrant is immediately exercisable, qualifies as Tier 1 capital and expires in December 2018.

Earnings per common share is computed using the two-class method. Basic earnings per common share is computed by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding, excluding outstanding participating securities. Participating securities include restricted stock awards because holders of these awards have the right to receive non-forfeitable dividends at the same rate as holders of common stock and have voting rights. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding including the dilutive effect of stock-based compensation. Potential common stock that would be generated from restrictions lapsing on unvested shares as well as additional shares issued through the exercise of stock options and warrant were anti-dilutive and therefore excluded from the computation of dilutive earnings per share.

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations follows.

(in thousands, except per share amounts)	2011	2010	2009
Numerator:
Income (loss) from continuing operations	$6,667	$(289,104)	$(505,744)
Loss from discontinued operations (net of income tax)	—	(3,821)	(8,469)

Net income (loss)	6,667	(292,925)	(514,213)
Dividend on redeemable preferred stock	(22,985)	(21,685)	(19,777)

Loss attributable to common shareholders	$(16,318)	$(314,610)	$(533,990)

Denominator:
Weighted average shares outstanding	40,053	39,615	19,458
Less: participating securities included in weighted average shares outstanding	(631)	(223)	(74)

Weighted average shares outstanding for basic and dilutive earnings per common share	39,422	39,392	19,384

Basic loss per common share from continuing operations	$(0.41)	$(7.89)	$(27.11)
Diluted loss per common share from continuing operations	(0.41)	(7.89)	(27.11)

Basic loss per common share from discontinued operations	$—	$(0.10)	$(0.44)
Diluted loss per common share from discontinued operations	—	(0.10)	(0.44)

Basic loss per common share	$(0.41)	$(7.99)	$(27.55)
Diluted loss per common share	(0.41)	(7.99)	(27.55)

Stock Repurchase Program: Citizens purchased shares under a board approved stock repurchase program initiated in October 2003. This program authorizes Citizens to repurchase up to 300,000 shares. 124,115 shares remain available for repurchase under the program. There were no shares purchased under this plan in 2009, 2010, or 2011. Shares deemed purchased in connection with the exercise of certain employee stock options and the vesting of certain share awards were not part of the repurchase program. In 2011, Citizens purchased 1,684 shares primarily in connection with taxes due from employees as a result of the vesting of certain share awards.

The components of accumulated other comprehensive income (loss), net of tax, are presented below.

(in thousands)	Net unrealized gain (loss) on investments	Net unrealized gain (loss) on derivative instruments	Pension and post- retirement	Total
Balance at January 1, 2009	$(35,033)	$19,548	$(34,109)	$(49,594)
Other comprehensive income (loss):
Net unrealized gain on securities available for sale, net of tax effect of ($24,572)	45,631	—	—	45,631
Reclassification adjustment for net gain on securities included in net income	(5)	—	—	(5)
Net unrealized loss on qualifying cash flow hedges, net of tax effect of $3,478	—	(6,459)	—	(6,459)
Net change in unrecognized pension and post retirement costs, net of tax effect of ($1,795)	—	—	3,334	3,334

Other comprehensive income (loss) total	45,626	(6,459)	3,334	42,501

Balance at December 31, 2009	$10,593	$13,089	$(30,775)	$(7,093)

Other comprehensive income (loss):
Net unrealized gain on securities available for sale net of tax effect of $1,715	5,585	—	—	5,585
Reclassification adjustment for net gain on securities included in net income	(13,896)	—	—	(13,896)
Net unrealized gain on securities transferred from available for sale to held to maturity, net of tax effect of ($912)	1,693	—	—	1,693
Amortization of unrealized loss on securities transferred from available for sale to held to maturity, net of tax effect of $6	(12)	—	—	(12)
Net unrealized loss on qualifying cash flow hedges	—	(5,721)	—	(5,721)
Net change in unrecognized pension and postretirement costs	—	—	(712)	(712)

Other comprehensive loss total	(6,630)	(5,721)	(712)	(13,063)

Balance at December 31, 2010	$3,963	$7,368	$(31,487)	$(20,156)

Other comprehensive income (loss):
Net unrealized gain on securities available for sale net of tax effect of ($5,520)	10,349	—	—	10,349
Net unrealized gain on securities transferred from available for sale to held to maturity, net of tax effect of ($6,479)	12,032	—	—	12,032
Amortization of unrealized gain on securities transferred from available for sale to held to maturity, net of tax effect of $1,365	(2,535)	—	—	(2,535)
Net unrealized loss on qualifying cash flow hedges , net of tax effect of $2,603	—	(4,834)	—	(4,834)
Net change in unrecognized pension and postretirement costs, net of tax effect of $364	—	—	(676)	(676)

Other comprehensive income (loss) total	19,846	(4,834)	(676)	14,336

Balance at December 31, 2011	$23,809	$2,534	$(32,163)	$(5,820)

Note 15. Lines of Business

The financial performance of Citizens is monitored by an internal profitability measurement system, which provides line of business results and key performance measures. The profitability measurement system is based on internal management methodologies designed to produce consistent results and reflect the underlying economics of the businesses. The development and application of these methodologies is a dynamic process. Accordingly, these measurement tools and assumptions may be revised periodically to reflect methodology, product, and/or management organizational changes. Further, these policies measure financial results that support the strategic objectives and internal organizational structure of Citizens. Consequently, the information presented is not necessarily comparable with similar information for other institutions.

A description of each business line, selected financial performance and the methodologies used to measure financial performance are presented below.

•

Regional Banking - Regional Banking provides a wide range of lending, depository, and other related financial services to both individual consumers and businesses. The products and services offered to consumer clients include: direct loans, home equity loans and lines of credit, checking, savings and money market accounts, certificates of deposit, and fixed and variable annuities, as well as private banking services for affluent clients. Citizens partners with outside providers to offer consumer clients the availability of nationwide ATM, debit, and credit card networks as well as mortgage origination services. The transaction-based income and expense associated with these services are included in Regional Banking. The products and services offered to commercial and industrial clients include: term loans, revolving credit arrangements, inventory and accounts receivable financing, commercial mortgages, letters of credit, and small business loans. Noncredit services for commercial clients include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning. Brokerage and insurance delivers retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services.

•

Specialty Consumer - Specialty Consumer includes the indirect consumer and the residential mortgage portfolios. The indirect lending team partners with dealerships mostly across the Midwest and adjacent states to provide primarily marine and recreational vehicle loans to consumers. As nearly all of new mortgage volume is originated through the Regional Banking delivery channel and sold into the secondary market, the residential mortgage loan portfolio residing in Specialty Consumer consists primarily of historical loan production as well as the minimal new production that is retained.

•

Specialty Commercial - Specialty Commercial provides a full range of lending, depository, and related financial services to commercial real estate developers, owners of multi-unit commercial properties, and middle-market companies. Products and services offered include commercial mortgages, term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing, and leveraged cash flow lending. Noncredit services for these customers include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.

•

Wealth Management - Wealth Management offers a broad array of asset management, financial planning, estate settlement and trust administration, credit and deposit products and services. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans.

•

Other - The Other line of business includes activities that are not directly attributable to one of the primary business lines. Included in this category are the Holding Company; shared services unit; Citizens’ treasury unit, including the securities portfolio, short-term borrowing and asset/liability management activities; inter-company eliminations; and the economic impact of certain assets, capital and support functions not specifically identifiable with the four primary lines of business.

The accounting policies of the individual business units are the same as those of Citizens described in Note 1 to the Consolidated Financial Statements. Funds transfer pricing is used in the determination of net interest income by assigning a cost for funds used or credit for funds provided to assets and liabilities within each business unit.

Assets and liabilities are match-funded based on their maturity, prepayment and/or repricing characteristics. As a result, the Regional Banking, Specialty Consumer, Specialty Commercial, and Wealth Management units are largely insulated from changes in interest rates. Changes in net interest income due to changes in interest rates are reported in Citizens’ treasury unit. The provision for loan losses is allocated based upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Expenses for centrally provided services are allocated to the business lines as follows: product processing and technology expenditures are allocated based on standard unit costs applied to actual volume measurements; corporate overhead is allocated based on the ratio of either a line of business’ aggregate balance sheet accounts or FTE resources as a percentage of applicable business lines. There are no significant intersegmental revenues. Selected segment information is included in the following table.

Line of Business Information

(in thousands)	Regional Banking	Specialty Consumer	Specialty Commercial	Wealth Management	Other	Total
Earnings Summary - 2011
Net interest income (taxable equivalent)	$216,660	$37,596	$48,806	$458	$17,071	$320,591
Provision for loan losses	69,389	28,076	41,343	—	—	138,808

Net interest income after provision	147,271	9,520	7,463	458	17,071	181,783
Noninterest income	71,005	1,486	4,272	15,102	3,392	95,257
Noninterest expense	216,638	18,438	15,843	10,042	22,189	283,150

Income (loss) before income taxes	1,638	(7,432)	(4,108)	5,518	(1,726)	(6,110)
Income tax provision (benefit) (taxable equivalent)	573	(2,601)	(1,438)	1,931	(11,242)	(12,777)

Net income (loss)	$1,065	$(4,831)	$(2,670)	$3,587	$9,516	$6,667

Average assets (in millions)	$3,273	$1,636	$1,089	$18	$3,654	$9,670

Earnings Summary - 2010
Net interest income (loss) (taxable equivalent)	$256,029	$35,959	$62,364	$637	$(15,343)	$339,646
Provision for loan losses	122,921	84,842	185,119	—	—	392,882

Net interest income (loss) after provision	133,108	(48,883)	(122,755)	637	(15,343)	(53,236)
Noninterest income	70,433	(2,021)	(13,321)	15,659	23,909	94,659
Noninterest expense	210,545	18,814	15,996	12,119	49,613	307,087

(Loss) income before income taxes	(7,004)	(69,718)	(152,072)	4,177	(41,047)	(265,664)
Income tax (benefit) provision (taxable equivalent)	(2,451)	(24,401)	(53,225)	1,462	102,055	23,440

Net (loss) income from continuing operations	(4,553)	(45,317)	(98,847)	2,715	(143,102)	(289,104)
Income (loss) from discontinued operations	858	(129)	175	95	(4,820)	(3,821)

Net (loss) income	$(3,695)	$(45,446)	$(98,672)	$2,810	$(147,922)	$(292,925)

Average assets (in millions)	$4,091	$1,807	$1,552	$15	$3,641	$11,106

(in thousands)	Regional Banking	Specialty Consumer	Specialty Commercial	Wealth Management	Other	Total
Earnings Summary - 2009
Net interest income (loss) (taxable equivalent)	$263,690	$31,543	$64,062	$539	$(33,810)	$326,024
Provision for loan losses	102,234	82,398	139,188	—	—	323,820

Net interest income (loss) after provision	161,456	(50,855)	(75,126)	539	(33,810)	2,204
Noninterest income	74,120	700	(16,449)	14,785	(10,023)	63,133
Noninterest expense	477,635	19,793	17,411	12,020	58,280	585,139

(Loss) income before income taxes	(242,059)	(69,948)	(108,986)	3,304	(102,113)	(519,802)
Income tax (benefit) provision (taxable equivalent)	(84,721)	(24,481)	(38,145)	1,156	132,133	(14,058)

Net (loss) income from continuing operations	(157,338)	(45,467)	(70,841)	2,148	(234,246)	(505,744)
(Loss) income from discontinued operations	(7,275)	(214)	(496)	256	(740)	(8,469)

Net (loss) income	$(164,613)	$(45,681)	$(71,337)	$2,404	$(234,986)	$(514,213)

Average assets (in millions)	$5,063	$2,156	$1,685	$11	$3,568	$12,483

Note 16. Commitments, Contingent Liabilities and Guarantees

Commitments: The Consolidated Financial Statements do not reflect various loan commitments (unfunded loans and unused lines of credit) and letters of credit originated in the normal course of business. Loan commitments are made to accommodate the financial needs of clients. Generally, new loan commitments do not extend beyond 90 days and unused lines of credit are reviewed at least annually. Letters of credit guarantee future payment of client financial obligations to third parties. They are normally issued for services provided or to facilitate the shipment of goods, and generally expire within one year. Both arrangements have essentially the same level of credit risk as that associated with extending loans to clients and are subject to Citizens’ normal credit policies. Inasmuch as these arrangements generally have fixed expiration dates or other termination clauses, most expire unfunded and do not necessarily represent future liquidity requirements. Collateral is obtained based on management’s assessment of the client and may include receivables, inventories, real property and equipment.

Amounts available to clients under loan commitments and letters of credit follow.

	December 31,
(in thousands)	2011	2010
Loan commitments and letters of credit:
Commitments to extend credit	$932,435	$953,340
Financial standby letters of credit	125,401	164,640
Performance standby letters of credit	3,571	7,015

Total	$1,061,407	$1,124,995

Commitments outstanding to extend credit include home equity credit lines which totaled $339.1 million and $376.2 million at December 31, 2011 and December 31, 2010, respectively.

At December 31, 2011 and 2010, a liability of $1.9 million was recorded for probable losses on commitments to extend credit. A liability of $1.1 million and $1.5 million was recorded at December 31, 2011 and December 31, 2010, respectively, representing the value of the guarantee obligations associated with certain letters of credit, which are amortized into income over the life of the commitments. These balances are included in other liabilities on the Consolidated Balance Sheets.

Contingent Liabilities and Guarantees: Citizens and its subsidiary are parties to litigation arising in the ordinary course of business. Management believes that the aggregate liability, if any, resulting from these proceedings would not have a material effect on Citizens’ consolidated financial position or results of operations. Citizens has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements.

Prior to June 2008, when Citizens sold its residential mortgage originations to several secondary market participants, it made various standard representations and warranties. The specific representations and warranties made by Citizens depended on the nature of the transaction and the requirements of the buyer. In the event of a breach of the representations and warranties, Citizens may be required to either repurchase the mortgage loans (generally at unpaid principal balance plus accrued interest) with the identified defects or indemnify the investor. During both 2011 and 2010, Citizens repurchased $2.2 million of loans, , pursuant to such provisions. Citizens recorded $4.3 million and $3.8 million in 2011 and 2010, respectively, in Other Expense on the Consolidated Statements of Operations related to repurchasing or indemnifying such loans.

Purchase Obligations: Citizens has entered into contracts for the supply of current and future services incurred in the ordinary course of business, such as data processing and certain property management functions. Citizens often purchases services from vendors under agreements that typically can be terminated on a periodic basis.

Change in Control Agreements: Citizens has change in control agreements with certain executive officers. Under these agreements, each covered person could receive, upon the effectiveness of a change in control, up to two times (or in the case of the CEO, three times) (i) his or her base compensation plus (ii) up to two times (or in the case of the CEO, three times) the average of the annual bonuses paid to the executive in the last three years. Additionally, subject to certain conditions, each covered person’s medical and dental insurance benefits will continue for up to eighteen months after the termination and all long-term incentive awards will immediately vest. The provisions of the Emergency Economic Stabilization Act (“EESA”) and American Recovery and Reinvestment Act of 2009 (“ARRA”), and Treasury regulations promulgated thereunder, limit Citizens’ ability to make payments under these agreements while the preferred stock issued to Treasury remains outstanding.

Note 17. Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

Citizens is exposed to certain risks arising from both its business operations and economic conditions. Citizens manages economic risks, including interest rate, liquidity, and credit risk, primarily through the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, Citizens enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Citizens’ derivative financial instruments are used to manage differences in the amount, timing, and duration of its known or expected cash receipts and cash payments principally related to certain variable-rate loan assets and fixed and floating rate liabilities.

Fair Values of Derivative Instruments on the Consolidated Balance Sheets

The table below presents the fair value of Citizens’ derivative financial instruments as well as their classification on the Consolidated Balance Sheets.

	Other Assets		Other Liabilities
(in thousands)	2011	2010	2011	2010
Derivatives designated as hedging instruments Interest rate products	$3,791	$1,976	$2,317	$—
Derivatives not designated as hedging instruments Interest rate products	17,088	26,409	17,614	26,523

Total derivatives	$20,879	$28,385	$19,931	$26,523

Cash Flow Hedges of Interest Rate Risk

Citizens’ objectives in using interest rate derivatives are to add stability to interest income and to manage its exposure to interest rate movements. To accomplish this objective, Citizens primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for Citizens making variable-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. As of December 31, 2011 and December 31, 2010, Citizens had twelve interest rate caps and swaps with an aggregate notional amount of $385.0 million and three interest rate swaps with an aggregate notional amount of $160.0 million, respectively, that were designated as cash flow hedges of interest rate risk.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2011 and 2010, such derivatives were used to hedge the variable cash inflows and outflows associated with existing pools of prime and LIBOR-based loan assets and liabilities. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. No hedge ineffectiveness was recognized during 2011. For the year ended December 31, 2010, Citizens recognized net gains of $0.3 million related to hedge ineffectiveness attributable to mismatches between the swap notional amounts and the aggregate principal amounts of the designated loan pools.

One swap failed during the first quarter of 2010 and was subsequently terminated in April 2010 and one swap failed during the second quarter of 2010 and was subsequently terminated in June 2010. The swaps failed to qualify for hedge accounting due to a mismatch between the swap notional and the aggregate principal amount of the designated loan pool. The fair value of these swaps at December 31, 2010 and the change in fair value during 2010 are disclosed under the section entitled “Derivatives Not Designated as Hedging Instruments” in this footnote.

Amounts reported in accumulated other comprehensive income related to derivatives are reclassified to interest income as interest payments are received on Citizens’ variable-rate assets. During the years ended December 31, 2011 and 2010 Citizens accelerated the reclassification of unrealized gains in accumulated other comprehensive income of $0.7 million and $4.2 million, respectively, to earnings as a result of the hedged forecasted transactions becoming probable not to occur. During the next twelve months, Citizens estimates that $0.4 million will be reclassified as an increase to interest income and $1.4 million as an increase to interest expense.

The following tables summarize the impact of cash flow hedges on the Consolidated Financial Statements.

Derivatives Relationship (in thousands)	Derivative Impact on OCI (loss) gain					Derivative Ineffectiveness gain
	Recognized in OCI		Location Reclassified in Statement of Operations	Reclassified from Accumulated OCI into Statement of Operations		Location Recognized in Statement of Operations	Amount
	2011	2010		2011	2010		2011	2010
Cash flow hedges:
			Interest income	$2,532	$8,252
Interest rate products	$(4,171)	$6,684	Other income	735	4,153	Other income	$—	$321

Total	$(4,171)	$6,684		$3,267	$12,405		$—	$321

Fair Value Hedges of Interest Rate Risk

Citizens is exposed to changes in the fair value of certain of its fixed-rate obligations due to changes in LIBOR, the benchmark interest rate. Interest rate swaps designated as fair value hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for Citizens making variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of December 31, 2011, Citizens does not have any transactions designated as fair value hedges. As of December 31, 2010 Citizens had four fair value interest rate swaps with an aggregate notional balance of $170.0 million.

For derivatives that are designated and qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. Citizens includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives. During the years ended December 31, 2011 and 2010, Citizens recognized gains of $0.7 million and $5.8 million, respectively, in interest expense related to hedge ineffectiveness. Citizens also recognized a net reduction to interest expense of $0.9 million and $1.4 million for the years ended December 31, 2011 and 2010, respectively, related to Citizens’ fair value hedges, which includes net settlements on the derivatives and any amortization adjustment in the basis of the hedged items. In addition, during the years ended December 31, 2011 and 2010, Citizens recognized a net reduction to interest expense of $0.8 million and less than $0.1 million, respectively, related to the amortization adjustment of the basis in the hedged items that were in a hedging relationship with hedges that were terminated.

The following table summarizes the impact of fair value hedges on the Consolidated Financial Statements.

	Derivative Contract Loss			Hedged Item Gain
Derivatives Relationship (in thousands)	Location in Statement of Operations	2011	2010	Location in Statement of Operations	2011	2010
Fair value hedges:
Interest rate products	Interest expense	$(1,107)	$(3,023)	Interest expense	$1,818	$8,829

Derivatives Not Designated as Hedges

Citizens does not use derivatives for trading or speculative purposes and does not use credit derivatives for any purpose. Derivatives not designated as hedges are used to manage Citizens’ exposure to interest rate movements and other identified risks but do not satisfy the conditions for hedge accounting. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. Additionally, Citizens holds interest rate derivatives, including interest rate swaps and option products, resulting from a service Citizens provides to certain clients. Citizens executes interest rate derivatives with commercial banking clients to facilitate their respective risk management strategies. Those derivatives are simultaneously hedged by offsetting derivatives that Citizens executes with a third party, such that Citizens minimizes its net risk exposure resulting from such transactions. As of December 31, 2011 and 2010, Citizens had 156 derivative transactions with an aggregate notional amount of $527.4 million and 230 derivative transactions with an aggregate notional amount of $765.5 million, respectively, related to this program.

The following table summarizes the impact of derivatives not designated as hedges on the Consolidated Financial Statements.

		Amount of Loss Recognized in Statement of Operations
Derivatives Relationship (in thousands)	Location of (Loss) Gain Recognized in Statement of Operations	2011	2010
Derivatives not designated as hedges
Interest rate products	Other income	$(412)	$(306)

Credit-Risk Related Contingent Features

Citizens has agreements with its derivative counterparties that contain a provision where if Citizens defaults on any of its indebtedness, including a default where repayment of the indebtedness has not been accelerated by the lender, then it could also be declared in default on its derivative obligations. Citizens also has agreements with certain of its derivative counterparties that contain a provision where if it fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions and Citizens would be required to settle its obligations under the agreements.

As of December 31, 2011, the fair value of derivatives in a net liability position with all counterparties, which includes accrued interest, but excludes any adjustment for nonperformance risk related to these agreements was $15.9 million. As of December 31, 2011, Citizens had minimum collateral posting with its derivative counterparties and assigned collateral of $20.9 million. If credit risk related contingent features underlying these agreements had been triggered as of December 31, 2011, Citizens would not have been required to pledge additional collateral.

In addition, if Citizens’ credit rating is reduced below investment grade, then a termination event is deemed to have occurred with one of its counterparties and the counterparty has the right to terminate all affected transactions under the related agreement. Citizens has breached these provisions with respect to a Moody’s rating below investment grade at August 6, 2009 and may be required to settle its obligations under the agreement at the termination value. Citizens may be required to pay additional amounts due in excess of amounts previously posted as collateral. As of December 31, 2011, the termination value approximated $0.4 million.

Citizens does not offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against recognized fair value amounts of derivatives executed with the same counterparty under a master netting agreement. Citizens has the right to reclaim collateral assigned of $20.9 million.

Note 18. Regulatory Matters

Citizens Bank is required to maintain a combination of cash on hand and non-interest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. These reserve balances vary depending upon the level of client deposits. During 2011 and 2010, the average reserve balances were $37.0 million and $27.6 million, respectively.

Citizens Bank is also subject to statutory limitations on extensions of credit to members of the affiliate group. Generally, extensions of credit are limited to 10% to any one affiliate and 20% in aggregate to all affiliates of a subsidiary bank’s capital and surplus (net assets) as defined.

The principal source of cash flows for the Holding Company is dividends from the Bank. The Bank is a state chartered financial institution. Banking regulations limit the amount of dividends the Bank may declare to the Holding Company in any calendar year. The Bank’s dividends may not exceed the retained net profit, as defined, of that year plus the retained net profit of the preceding two years, unless prior regulatory approval is obtained.

In 2010, the Holding Company and the Bank entered into a written supervisory agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (“FRBC”) and the Michigan Office of Financial and Insurance Regulation (“OFIR”). The Holding Company and the Bank are in compliance with the requirements of the Written Agreement and believe they have resolved the matters raised in the Written Agreement. Currently, Citizens is engaged in discussions with the Federal Reserve to terminate the Written Agreement.

During 2010, in consultation with the Federal Reserve Bank of Chicago as required by regulatory policy, Citizens decided to defer regularly scheduled quarterly interest payments on its outstanding junior subordinated debentures relating to its two trust preferred securities and to suspend quarterly cash dividend payments on its

TARP Preferred Stock issued to Treasury under its Capital Purchase Program. In addition, the Written Agreement prohibits such payments without prior regulatory approval. Deferral of these payments, which is permitted pursuant to the underlying documentation, preserves a total of approximately $19.5 million of cash annually in dividend interest payments, although such amounts will continue to accrue. Citizens is also accruing interest on the deferred payments which, as of December 31, 2011, has resulted in a cumulative $2.1 million in additional interest expense payable. Citizens reevaluates the deferral of these payments periodically and, in consultation with and subject to prior approval by its regulators, will reinstate these payments when appropriate.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined). As of December 31, 2011, the Bank met all applicable capital adequacy requirements.

As of December 31, 2011, the Bank’s and the Holding Company’s capital ratios exceeded well capitalized levels under the regulatory framework for prompt corrective action. The table below sets forth the Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios for the Holding Company and the Bank. There are no conditions or events since December 31, 2011 that management believes would cause Citizens to fall below the well capitalized level.

	Actual		Adequately Capitalized		Well Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Citizens Republic Bancorp
As of December 31, 2011:
Total Capital to risk weighted assets (1)	$849,605	14.8%	$457,867 ≥	8.0%	$572,333 ≥	10.0%
Tier 1 Capital to risk weighted assets (1)	773,337	13.5	228,933 ≥	4.0	343,400 ≥	6.0
Tier 1 Leverage (2)	773,337	8.4	366,145 ≥	4.0	457,682 ≥	5.0
As of December 31, 2010:
Total Capital to risk weighted assets (1)	$866,562	13.5%	$513,248 ≥	8.0%	$641,560 ≥	10.0%
Tier 1 Capital to risk weighted assets (1)	776,772	12.1	256,624 ≥	4.0	384,936 ≥	6.0
Tier 1 Leverage (2)	776,772	7.7	403,142 ≥	4.0	503,927 ≥	5.0
Citizens Bank
As of December 31, 2011:
Total Capital to risk weighted assets (1)	$843,417	14.8%	$457,197 ≥	8.0%	$571,497 ≥	10.0%
Tier 1 Capital to risk weighted assets (1)	770,707	13.5	228,599 ≥	4.0	342,898 ≥	6.0
Tier 1 Leverage (2)	770,707	8.4	365,736 ≥	4.0	457,170 ≥	5.0
As of December 31, 2010:
Total Capital to risk weighted assets (1)	$819,343	12.8%	$512,115 ≥	8.0%	$640,144 ≥	10.0%
Tier 1 Capital to risk weighted assets (1)	736,635	11.5	256,057 ≥	4.0	384,086 ≥	6.0
Tier 1 Leverage (2)	736,635	7.3	402,687 ≥	4.0	503,359 ≥	5.0

(1)

Total Capital is comprised of Tier 1 Capital, a portion of the allowance for loan losses and qualifying subordinated debt. Tier 1 Capital is calculated as follows: total shareholders’ equity + trust preferred securities - goodwill - accumulated other comprehensive income (loss) - other intangible

(2)	Tier 1 Capital to quarterly average assets.

Note 19. Citizens Republic Bancorp (Parent Only) Statements

Balance Sheets

Citizens Republic Bancorp (Parent Only)

	December 31,
(in thousands)	2011	2010
Assets
Cash	$3,625	6,990
Money market investments	58,321	61,107
Investment securities	1,330	3,779
Investment in subsidiaries - principally banks	852,663	821,091
Goodwill	238,077	238,077
Other assets	6,641	9,111

Total assets	$1,160,657	$1,140,155

Liabilities and Shareholders’ Equity
Long-term debt	$91,552	$91,088
Other liabilities	49,568	37,336

Total liabilities	141,120	128,424
Shareholders’ equity	1,019,537	1,011,731

Total liabilities and shareholders’ equity	$1,160,657	$1,140,155

Statements of Operations

Citizens Republic Bancorp (Parent Only)

(in thousands)	2011	2010	2009
Income
Interest on taxable investment securities	$545	$284	$289
Interest from bank subsidiary	214	1,830	4,118
Service fees from bank subsidiaries	—	14,438	13,825
Other	(387)	884	(15,286)

Total	372	17,436	2,946

Expenses
Interest	6,391	6,190	17,722
Salaries and employee benefits	2,747	16,499	17,817
Service fees paid to bank subsidiaries	602	955	955
Goodwill impairment	—	—	231,614
Other noninterest expense	1,639	1,507	1,490

Total	11,379	25,151	269,598

Loss before income taxes and equity in undistributed earnings of subsidiaries	(11,007)	(7,715)	(266,652)
Income tax benefit	664	1,715	2,620
Equity in undistributed earnings (loss) of subsidiaries	17,010	(283,104)	(241,712)

Income (loss) from continuing operations	6,667	(289,104)	(505,744)
Loss from discontinued operations (net of income tax)	—	(3,821)	(8,469)

Net income (loss)	6,667	(292,925)	(514,213)
Dividend on redeemable preferred stock	(22,985)	(21,685)	(19,777)

Loss attributable to common shareholders	$(16,318)	$(314,610)	$(533,990)

Statements of Cash Flows

Citizens Republic Bancorp (Parent Only)

(in thousands)	2011	2010	2009
Operating Activities
Net income (loss)	$6,667	$(292,925)	$(514,213)
Less: Loss from discontinued operations, net income tax	—	(3,821)	(8,469)

Income (loss) from continuing operations	6,667	(289,104)	(505,744)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Goodwill impairment	—	—	241,817
Net (decrease) increase in deferred tax asset valuation allowance	1,655	1,733	(1,020)
Net decrease (increase) in current and deferred income taxes	(9,097)	2,253	70
Increase (decrease) in long term debt interest	4,934	—	(2,919)
Increase (decrease) in pension non-qualified	60	160	(6,874)
Net loss on debt extinguishment	—	—	15,929
Recognition of stock-based compensation expense	3,008	2,086	1,803
(Increase) decrease in equity in undistributed net (loss) income of subsidiaries	(17,010)	283,104	241,712
Other	1,309	1,417	(6,458)
Discontinued operations, net	—	5,934	(8,469)

Net cash (used) provided by operating activities	(8,474)	7,583	(30,153)

Investing Activities
Net decrease in money market investments	2,778	46,606	112,534
Proceeds from sales of investment securities	2,365	1,541	767
Proceeds from sale of discontinued operations	—	48,331	—

Net cash provided by investing activities	5,143	96,478	113,301

Financing Activities
Capital contribution to subsidiary bank	—	(100,000)	(74,000)
Cash dividends paid on preferred stock	—	—	(13,875)
Shares purchased	(34)	(28)	(70)

Net cash used by financing activities	(34)	(100,028)	(87,945)

Net (decrease) increase in cash and due from banks	(3,365)	4,033	(4,797)
Cash and due from banks at beginning of period	6,990	2,957	7,754

Cash and due from banks at end of period	$3,625	$6,990	$2,957

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of Citizens Republic Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Citizens Republic Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of Citizens Republic Bancorp, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Republic Bancorp, Inc. and subsidiary at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citizens Republic Bancorp, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2012 expressed an unqualified opinion thereon.

Detroit, Michigan

February 27, 2012